UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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Gentherm Incorporated

(Name of registrant as specified in its charter)

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INVITATION TO OUR SHAREHOLDERS

April 16, 2019

To our Shareholders:

We cordially invite you to attend our 2019 annual meeting of shareholders, which will be held on Thursday, May 16, 2019, at 9:30 a.m., Eastern Time, at our offices located at 21680 Haggerty Road, Northville, Michigan.  The business to be conducted at the annual meeting is set forth in the attached Notice of 2019 Annual Meeting of Shareholders and proxy statement.

Thank you for your continued support of Gentherm.

Sincerely,

Phillip M. EylerFrancois Castaing

President and Chief Executive OfficerChairman of the Board

LETTER TO OUR SHAREHOLDERS FROM THE BOARD OF DIRECTORS

April 16, 2019

To our Shareholders:

2018 was a year of significant change for Gentherm.  It was the first full year under our new President and CEO, Phil Eyler.  It was also a year in which we, the Board of Directors, took several steps to demonstrate our ongoing commitment to a strong corporate governance framework that incorporates input from our shareholders.

Incentive compensation changes

During 2018, we implemented changes in our short-term and long-term incentive programs.  These changes represent a shift to a more performance-based compensation system.  Under the new short-term bonus program, compensation for our executive officers is based on achievement of defined, measurable goals.  Excluding Mr. Eyler, these goals are a combination of entity-wide financial goals and individual goals.  For Mr. Eyler, his bonus compensation is entirely tied to the financial performance of the entire organization.

The long-term incentive equity grants we awarded to our executive team during 2018 are primarily tied to Gentherm’s achievement of performance objectives.  While 40% of the grants we awarded during the year vest based on service over time, 60% vest based on an equal weighting of relative total shareholder return (TSR) and return on invested capital (ROIC) metrics over a three year performance period.  We believe this change more closely aligns our management team with our shareholders.

Removal of excise tax gross-up

To entice Mr. Eyler to join our company in 2017, we offered to match a number of benefits he was entitled to receive from his then-current employer.  Among those benefits was an excise tax gross-up benefit upon a change in control.  After receiving input from a number of shareholders who expressed a concern with this type of benefit, during 2018 we agreed with Mr. Eyler to eliminate the excise tax gross-up from his compensation package.  We no longer provide excise tax gross-ups in any form.

Board refreshment

We are committed to an ongoing cycle of Board evaluation and appropriate refreshment to ensure a diversity of experience, skills and perspectives. In 2018, we added two new directors to the Board, John Stacey and Charles “Chuck” Kummeth.  John and Chuck bring fresh ideas and perspectives, as well as experiences and skill sets that complement those of their fellow directors.  Both are accomplished business leaders with significant experience directly relevant to Gentherm’s corporate strategy.

Shareholder outreach and engagement

In light of the low support for our say-on-pay proposal at the 2018 annual meeting of shareholders, and to receive input from shareholders on recent corporate governance changes at Gentherm, the company launched a broad and ongoing shareholder engagement program in 2018.  After talking to holders representing almost one-half of our outstanding shares as of the date we launched the program about Gentherm’s corporate governance practices, compensation program, and other topics of interest, we incorporated shareholder feedback into our deliberations as a Board, resulting in direct changes to our compensation program. We remain committed to ongoing, proactive engagement with our shareholders going forward.

We look forward to seeing some of you at the upcoming 2019 annual meeting of shareholders and we thank you for your continued support of Gentherm.

Sincerely,

THE GENTHERM BOARD OF DIRECTORS

Francois CastaingSophie DesormièrePhillip Eyler

Maurice GundersonYvonne HaoRonald Hundzinski

Charles KummethByron ShawJohn Stacey

GENTHERM INCORPORATED

NOTICE OF 2019 ANNUAL MEETING OF SHAREHOLDERS

Our 2019 annual meeting of shareholders will be held on Thursday, May 16, 2019, at 9:30 a.m., Eastern Time, at our offices located at 21680 Haggerty Road, Northville, Michigan to conduct the following items of business:

•	To elect nine directors named in the accompanying proxy statement, each to serve for a one-year term or until his or her successor has been duly elected and qualified.
•	To ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2019.
•	To approve (on an advisory basis) the compensation of our named executive officers.
•	To transact any other business that may properly come before the meeting or any postponement or adjournment of the meeting.

Only holders of our common stock at the close of business on April 1, 2019, the record date, are entitled to receive this notice and to attend and vote at the annual meeting.

Your vote is important. Whether or not you plan to attend the meeting, we urge you to vote promptly and save us the expense of additional solicitation. If you attend the annual meeting, you may revoke your proxy in accordance with the procedures set forth in the proxy statement and vote in person.

By Order of the Board of Directors

Kenneth J. Phillips
Senior Vice-President, General Counsel and Secretary

Northville, Michigan

April 16, 2019

PROXY SUMMARY

This proxy summary highlights information contained elsewhere in this proxy statement.  This summary does not contain all of the information that you should consider and therefore you should read the entire proxy statement before voting.  For more complete information regarding the 2018 performance of Gentherm Incorporated (the “Company”), review our annual report on Form 10-K for the year ended December 31, 2018.

Please Vote Today

Your vote is important. Whether or not you plan to attend the annual meeting, we urge you to vote promptly to save us the expense of additional solicitation. Please carefully review the proxy materials for the 2019 annual meeting and follow the instructions below to cast your vote on all of the proposals.

Proposals, Board Recommendations and Required Vote

Proposal	Board Recommendation	Required Vote
No. 1 - Election of Directors (page 4)	FOR each nominee	Plurality*
No. 2 - Ratification of Appointment of Independent Registered Public Accounting Firm for 2019 (page 50)	FOR	Majority of votes cast
No. 3 - Advisory Vote on Named Executive Officer Compensation (page 51)	FOR	Majority of votes cast

────────────────────

*

Notwithstanding that directors will be elected by a plurality of votes cast at the 2019 annual meeting, in the event any director nominee receives a greater number of votes “withheld” than votes “for” his or her election, our majority voting policy requires such nominee to promptly tender his or her resignation, conditioned on acceptance by the Company’s Board of Directors (the “Board”).  See “Board Matters – Corporate Governance – Corporate Governance Guidelines” in this proxy statement for further information regarding our majority voting policy.

Voting Methods in Advance of Annual Meeting

Even if you plan to attend the 2019 annual meeting in person, please vote right away using one of the following voting methods (see page 2 for additional details). Make sure to have your proxy card or voting instruction card in hand and follow the instructions.

•	By Mail. Complete, sign and return your proxy card or voting instruction card in the enclosed envelope.
•	Other. If you are a beneficial owner, you may have the option to vote your shares via the internet or telephone.

Attend and Vote at Annual Meeting

Date:	Thursday, May 16, 2019
Time:	9:30 a.m., Eastern Time
Location:	Gentherm Incorporated, 21680 Haggerty Road, Northville, Michigan

Shareholders of record and beneficial owners (if in possession of a proxy from your broker, bank or other nominee) as of April 1, 2019 may attend and vote at the annual meeting.

i

Business Overview and 2018 Performance Highlights

Business Overview

Gentherm is a global technology and industry leader in the design, development, and manufacturing of innovative thermal management technologies. Our products provide solutions for automotive passenger comfort and convenience, battery thermal management, patient temperature management, and other consumer and industrial temperature control needs. Our automotive products can be found on the vehicles of nearly all major automotive manufacturers operating in North America, Europe and Asia.  We have over 13,000 employees and operate in locations around the world that are aligned with our major customers’ product strategies to provide locally enhanced design, integration and production capabilities and to identify future thermal technology product opportunities in both automotive and other markets. We concentrate our research on the development of new technologies and new applications from existing technologies to create product and market opportunities for a wide array of thermal management solutions.

New Strategic Plan

On June 25, 2018, we announced a new strategic plan intended to improve business performance and position the Company to deliver above-market growth and improved profitability to our shareholders.  The strategic plan is organized around the following initiatives: focused growth, extend technology leadership, expand margins and ROIC, and optimize capital allocation.  Most notably, in developing our focused growth initiative, we determined that we should only be in businesses that have the following characteristics: high revenue growth; strong return on investment; and significant synergies across the business.  We therefore divested or are in the process of divesting those businesses that do not meet those characteristics, and are taking steps to accelerate our growth in our core automotive climate and comfort business.  Within our margin and ROIC expansion initiative is our Fit-for-Growth program that focuses on purchasing excellence, rationalization of research and development activities, reducing selling, general and administrative expense, minimization or elimination of investments in non-core areas and developing a manufacturing footprint commensurate with the new plan.

2018 Performance

During 2018, the automotive industry continued to face headwinds.  Nevertheless, Gentherm outperformed both the industry and the competition, and is well positioned to face the expected continued headwinds.  Highlights of our 2018 performance include:

•	Record product revenues company-wide of $1,038.3 million increased 5.3% from $985.7 million in 2017
•	Revenues in the Automotive segment rose nearly 8%
•	GAAP diluted earnings per share was $1.16 as compared with $0.96 for the prior-year period
•	We achieved a record $1.6 billion in new automotive program awards
•	In Battery Thermal Management, we launched the industry's first thermoelectric BTM solution for 48-volt lithium-ion batteries and the second thermoelectric BTM system
•	In Medical, we brought innovative solutions to the marketplace and ended 2018 with strong momentum, particularly in international markets
•	We strengthened culture around customer focus, global mindset, employee engagement and inclusion, and accountability

We believe our strong absolute and relative TSR (versus the broader market and our industry peers) over the last year demonstrates that investors recognize the progress we have made in executing on our strategic plan.

*$100 invested on 12/31/13 in stock or index, including reinvestment of dividends.
Fiscal year ending December 31.

Director Nominees

The Board currently consists of nine directors.  Charles “Chuck” Kummeth is standing for election for the first time this year. Mr. Kummeth brings deep expertise in medical, electronics and global operations to the Board. The Board has re-nominated the remaining eight current directors. All directors are elected annually and serve one-year terms until his or her successor has been duly elected and qualified or until such director’s earlier resignation, retirement or death.  The following table provides summary information about such director nominees.

Name	Age	Director Since	Independent	Current Committee Memberships	Primary Occupation(s)	Other Public Company Boards
Francois J. Castaing	73	2001	Yes	• Compensation • Nominating (C) • Technology	• Chairman of the Board of the Company • Former Technical Advisor to the Chairman of Chrysler Corporation • Former President of Chrysler International • Former Vice-President of Vehicle Engineering of Chrysler Corporation	—
Sophie Desormière	52	2012	Yes	• Compensation • Corporate Governance • Nominating	• CEO of AALPS Capital	•Somfy S.A. (Euronext Paris: SO)
Phillip M. Eyler	47	2017	No	—	• President and Chief Executive Officer of the Company	—
Maurice E.P. Gunderson	67	2007	Yes	• Audit • Corporate Governance (C) • Nominating • Technology	• Managing Director of Autotech Ventures • Managing Member of Shingebiss, LLC • Founder and Former Managing Director of Nth Power LLC	—
Yvonne Hao	44	2016	Yes	• Audit • Compensation (C) • Nominating	• Chief Operating Officer and Chief Financial Officer of PillPack, an Amazon Company	—
Ronald Hundzinski	60	2016	Yes	• Audit (C) • Nominating	• Executive Vice President of Finance, Tenneco Inc.	—
Charles Kummeth	58	2018	Yes	• Audit • Nominating • Technology	• President and Chief Executive Officer of Bio-Techne Corporation	•Bio-Techne Corporation (Nasdaq: TECH)
Byron T. Shaw II	51	2013	Yes	• Corporate Governance • Nominating • Technology (C)	• President of Byron Shaw LLC • Former Managing Director of the Silicon Valley Office for General Motors	—
John Stacey	54	2018	Yes	• Compensation • Nominating	• Executive Vice President and Chief Human Resources Officer, Harman International Industries	—

________________

(C) Chairperson of the stated committee.

Executive Compensation Highlights

At the 2019 annual meeting, shareholders are being asked to provide advisory (non-binding) approval of the compensation of our named executive officers in 2018, as disclosed in this proxy statement in accordance with the rules of the Securities and Exchange Commission (the “SEC”), commonly known as a “say-on-pay” proposal.  See “Compensation Discussion and Analysis” beginning on page 2 for information regarding our compensation philosophy, objectives and design, our compensation-setting process and our executive compensation program components, as well as the decisions made for 2018 with respect to each of our named executive officers.

Say-on-Pay Proposal

The Company’s say-on-pay proposal presented at the 2018 annual meeting of shareholders, whereby shareholders were asked to provide advisory approval of the Company’s compensation for its named executive officers in 2017, received support of 37% of votes cast (not including abstentions and broker non-votes).  Following this disappointing result, the management team, together with Yvonne Hao as the Chair of our Compensation Committee, in select meetings, undertook a significant engagement effort to solicit feedback from shareholders on our executive compensation program and changes we made or were contemplating to more tightly align our compensation program to performance, our strategy, and shareholders. Following our 2018 annual meeting, we reached out to shareholders representing over 48% of our outstanding common stock and we met with shareholders representing 42% of our outstanding common stock, based on shareholdings as of the date we began our outreach.  Several shareholders explained that their vote against our 2017 say-on-pay proposal was related to our fiscal 2017 CEO transition, while others indicated a concern with the tax gross-up benefit we provided to our incoming CEO, Mr. Eyler. At the same time, a few shareholders suggested certain changes to our general executive compensation programs.

Below is a list of the most common feedback we heard from shareholders regarding our executive compensation programs and how we have responded to the feedback

Element	What We Heard	What We Did
Long-Term Incentive Program	Strengthen alignment between pay outcomes and performance; should consider including an element of performance-based equity awards

Introduced new long-term incentive program of 60% performance-vested restricted stock units (“PSUs”) and 40% time-vested restricted stock units (“RSUs”) for executive officers and other senior managers; replaced the previous long-term incentive program consisting of only time-vested restricted stock and time-vested stock options

Annual Bonus Plan	Add more rigor and transparency regarding the impact of individual performance on the annual bonus payout

For CEO, removed individual performance modifier in bonus plan, with annual bonus only subject to Company performance measures.  For non-CEO executive officers, enhanced individual performance modifier methodology in bonus plan to ensure targets are objective, measurable, and tied to strategic plan

Stock Ownership Guidelines	Strengthen stock ownership guidelines so that CEO and executive officers have more stake in the company	Enhanced stock ownership guidelines for directors and management
CEO Retirement Program	Program overall should have more pay at risk	Established a performance-based defined contribution program; employer discretionary contributions are made only if rigorous financial goals are achieved
Tax Gross-Up	Remove tax gross ups	Removed tax gross-up provision in CEO employment agreement
Disclosure	Enhance disclosure so that shareholders can better understand the rationale underlying pay decisions	Committed to provide more disclosure on pay decisions

2018 Compensation Program Overview

As a result of the changes we made to our compensation program, the key elements of our compensation program for 2018 are as follows:

Equity Awards Element Pay Philosophy Key Features Components Base Salary Attracts employees in a competitive market Preserves employee’s commitment during downturns in our industry and/or equity markets generally Initial base salaries are based on experience, responsibilities, the market for the role, anticipated individual growth, internal equity pay and other subjective factors Annual review with merit-based increase, benchmarked to market Rewards achievement of rigorous company financial and operational goals and individual performance Attracts and retains employees for short term Aligns executives with Company  operating performance Drives profitable growth through revenue and earnings targets Achieves pay for performance goal Cash bonus up to a predetermined amount, as a percentage of base salary Subject to periodic review, with reference to market  Paid annually based on full year results Company Financial Performance Adjusted EBITDA1 Revenue Individual Performance Scale Level (excl. CEO) Incentivizes executives to increase long-term shareholder value Aligns management with shareholders Attracts and retains employees for long term Achieves pay for performance goal New program introduced in 2018 consisting of PSUs and RSUs Based on the executive’s position, current salary, and competitiveness in the market 60% PSUs 3 year ROIC 3 year Relative TSR Cliff vesting 40% RSUs 3 year ratable vesting

(1)

Company earnings before interest, taxes, depreciation and amortization, deferred financing cost amortization, transaction expenses, debt retirement expenses, unrealized currency gain or loss, unrealized revaluation of derivatives (the foregoing being the same as the definition of “Adjusted EBITDA” as used in the Company’s external earnings disclosures), subject to further adjustment for other extraordinary items as determined by the Compensation Committee

2018 CEO Compensation

Our CEO’s 2018 total compensation as reported in the Summary Compensation Table was as follows:

Base Salary	Bonus	Final Sign-on Make Whole Payment	Equity Awards (1)	Other Compensation (perquisites)	Total
$750,000	$639,000	$1,000,000	$0 (no equity award granted to CEO in 2018)	$12,825	$2,401,825
(1)

Mr. Eyler received equity awards at the time he was first appointed President and CEO of the Company in December 2017 consisting of 30,000 shares of restricted stock and 212,500 stock options.  At the time of the foregoing grant, it was agreed with Mr. Eyler that he would not receive any additional equity awards in 2018.

v

Governance Highlights

The Company is committed to good corporate governance appropriate to the Company and its shareholders.  Highlights include:

•	Independent, non-executive Chairman
•	Annual director elections, with majority voting policy
•	Refreshed Board with 5 of 9 directors newly nominated since 2016
•	Gender diversity, with women representing two of the nine members
•	Terminated existing shareholder rights plan in March 2018
•	Annual Board and committee performance evaluations, including use of third party advisors to assist in evaluation
•	Robust shareholder engagement program
•	Shareholder right to call special meetings (25%)
•	Shareholder right to act by written consent
•	Further alignment with shareholders through stock ownership guidelines
•	No related party transactions with directors or executive officers
•	Robust Board oversight of risk management

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

MAY 16, 2019

ABOUT THE ANNUAL MEETING

Who is soliciting my vote?

The Board of Directors (the “Board”) of Gentherm Incorporated (the “Company”) is soliciting your proxy, as a holder of our common stock, for use at the 2019 annual meeting of shareholders and any adjournment or postponement of such meeting (the “annual meeting”). The annual meeting will be held on Thursday, May 16, 2019, at 9:30 a.m., Eastern Time, at our offices located at 21680 Haggerty Road, Northville, Michigan.

The notice of annual meeting, proxy statement and form of proxy was first mailed to shareholders of record of our common stock on or about April 16, 2019.

What is the purpose of the annual meeting?

At the annual meeting, you will be voting on:

•	The election of nine directors named in this proxy statement, each to serve for a one-year term or until his or her successor has been duly elected and qualified.
•	The ratification of the appointment of Grant Thornton LLP (“Grant Thornton”) as our independent registered public accounting firm for the year ending December 31, 2019.
•	The approval (on an advisory basis) of the compensation of our named executive officers.

The Board recommends a vote FOR each of the director nominees listed in this proxy statement, FOR the ratification of the appointment of Grant Thornton, and FOR the approval of the compensation of our named executive officers. We are not aware of any other matters that will be brought before the shareholders for a vote at the annual meeting. If any other matter is properly brought before the meeting and you are a shareholder of record of our common stock, your signed proxy card gives authority to your proxies to vote on such matter in their best judgment; proxy holders named in the proxy card will vote as the Board recommends or, if the Board gives no recommendation, in their own discretion.

During or immediately following the annual meeting, management will report on our performance and will respond to appropriate questions from shareholders. Representatives of Grant Thornton will be present at the annual meeting, will make a statement, if they desire to do so, and will answer appropriate questions from our shareholders.

Who is entitled to vote?

You may vote if you owned shares of our common stock at the close of business on April 1, 2019, the record date, provided such shares are held directly in your name as the shareholder of record or are held for you as the beneficial owner through a broker, bank or other nominee. As of April 1, 2019, we had 33,653,179 shares of common stock outstanding and entitled to vote.  Each share of common stock is entitled to one vote on each matter properly brought before the annual meeting.

What is the difference between holding shares as a shareholder of record and a beneficial owner?

Shareholders of Record.    If your common shares are registered directly in your name with our transfer agent, Computershare, you are considered the shareholder of record with respect to those shares, and these proxy materials are being sent directly to you by us.  As the shareholder of record, you have the right to grant your voting proxy directly to us through the enclosed proxy card or to vote in person at the annual meeting.

Beneficial Owners.    Many of our shareholders hold their common shares through a broker, bank or other nominee rather than directly in their own names. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner with respect to those shares, and these proxy materials (including a voting instruction card) are being forwarded to you by your broker, bank or nominee who is considered the shareholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or nominee on how to vote and are also invited to attend the annual meeting. However, since you are not the shareholder of record, you may not vote these shares in person at the annual meeting unless you request and obtain a proxy from your broker, bank or nominee. Your broker, bank or nominee has enclosed a voting instruction card for you to use in directing the broker, bank or nominee on how to vote your shares.

May I vote my shares in person at the annual meeting?

Even if you plan to be present at the annual meeting, we encourage you to vote your shares prior to the meeting.

Shareholders of Record.    If you are a shareholder of record and attend the annual meeting, you may deliver your completed proxy card or vote by ballot.

Beneficial Owners.    If you hold your common shares through a bank, broker or other nominee and want to vote such shares in person at the annual meeting, you must obtain a proxy from your broker, bank or other nominee giving you the power to vote such shares.

Can I vote my shares without attending the annual meeting?

You may vote by completing, signing and returning the enclosed proxy card or voting instruction card. If you are a shareholder of record and the postage-paid envelope is missing, please mail your completed proxy card to Gentherm Incorporated, c/o Corporate Secretary, 21680 Haggerty Road, Northville, MI 48167.  You may have the option to vote your shares via the internet or telephone.

Can I change my vote?

Shareholders of Record.    You may change your vote at any time before the proxy is exercised by voting in person at the annual meeting or by filing with our corporate secretary either a notice revoking the proxy or a properly signed proxy.  In each case, such notice or proxy must bear a later date than your prior proxy.  If sent by mail, it must be received by our corporate secretary no later than 5:00 p.m., Eastern Time, on May 15, 2019. Your attendance at the annual meeting in person will not cause your prior proxy to be revoked unless you file the proper documentation for it to be so revoked.

Beneficial Owners.    If you hold your shares through a bank, broker or other nominee, you should contact such person prior to the time such voting instructions are exercised.

What does it mean if I receive more than one proxy card or voting instruction card?

If you receive more than one proxy card or voting instruction card, it means that you have multiple accounts with banks, brokers, other nominees and/or our transfer agent. Please sign and deliver, or otherwise vote, each proxy card and voting instruction card that you receive. We recommend that you contact your nominee and/or our transfer agent, as appropriate, to consolidate as many accounts as possible under the same name and address. Our transfer agent is Computershare, P.O. Box 30170, College Station, TX 77842-3170; Telephone: (800) 962-4284.

What if I do not vote for some of the items listed on my proxy card or voting instruction card?

Shareholders of Record.    If you indicate a choice with respect to any matter to be acted upon on your proxy card, the shares will be voted in accordance with your instructions. Proxy cards that are signed and returned, but do not contain voting instructions with respect to certain matters, will be voted in accordance with the recommendations of the Board on such matters or if the Board gives no recommendation, then in the discretion of the proxy holders.

Beneficial Owners.    If you indicate a choice with respect to any matter to be acted upon on your voting instruction card, the shares will be voted in accordance with your instructions. If you do not indicate a choice or return the voting instruction card, the bank, broker or other nominee will determine if it has the discretionary authority to vote on each applicable matter. Under applicable law, a bank, broker or nominee has the discretion to vote on routine matters, including the ratification of the appointment of an independent registered public accounting firm. For all other matters at the 2019 annual meeting, brokers and certain banks and nominees will be unable to vote on your behalf if you do not instruct them how to vote your shares in the manner set forth on your voting instruction card. Therefore, it is very important for you to vote your shares for each proposal.

What vote is required to approve each item of business?

How Do Votes Impact Approval of Proposal?
Proposal	Required Approval	For	Withhold/Against	Abstention	Broker Non-Votes
No. 1 – Election of Directors	Plurality of votes cast*	For the proposal	Against the proposal	—	Not a vote cast
No. 2 – Ratification of Appointment of Independent Registered Public Accounting Firm for 2019	Majority of votes cast	For the proposal	Against the proposal	Not a vote cast	—
No. 3 – Advisory Vote on Named Executive Officer Compensation	Majority of votes cast	For the proposal	Against the proposal	Not a vote cast	Not a vote cast

_____________________

*

Notwithstanding that directors will be elected by a plurality of votes cast at the 2019 annual meeting, in the event any director nominee receives a greater number of votes “withheld” than votes “for” his or her election, the Company’s majority voting policy requires such nominee to promptly tender his or her resignation, conditioned on Board acceptance.

If any other matter is properly submitted to the shareholders at the annual meeting, its adoption generally will require the affirmative vote of holders of a majority of votes cast at the annual meeting. The Board does not propose to conduct any business at the annual meeting other than as stated above.

Although the advisory votes in Proposal Nos. 2 and 3 are not binding on the Company, the Board and/or respective committee will take your vote into consideration in determining future activities.

How many shares must be present to hold the annual meeting?

In order for us to conduct the annual meeting, a majority of the outstanding shares entitled to vote at the annual meeting as of April 1, 2019 must be present in person or by proxy at the meeting. This is known as a quorum. Abstentions, withheld votes and broker non-votes will be considered present for purposes of determining a quorum.

Is a registered list of shareholders available?

The names of shareholders of record entitled to vote at the annual meeting will be available to such shareholders at the annual meeting for any purpose reasonably relevant to the meeting.

Who will count the votes and where can I find the voting results?

The Inspector of Elections appointed at the 2019 annual meeting will tabulate the voting results. We intend to announce the preliminary voting results at the annual meeting and, in accordance with rules of the SEC, we intend to publish the final results in a current report on Form 8-K within four business days of the annual meeting.

PROPOSAL NO. 1—ELECTION OF DIRECTORS

The Board currently consists of nine directors.  All directors are elected annually and serve one-year terms.  Each director will serve until a successor is duly elected and qualified or until such director’s earlier resignation, retirement or death.  The Board has re-nominated the nine current directors.  As discussed below, the Board has affirmatively determined that eight of the nine director nominees are independent under the applicable rules of the Nasdaq Global Select Market (“Nasdaq”).

Each nominee has consented to be listed in this proxy statement and agreed to serve as a director if elected by the shareholders. If any nominee becomes unable or unwilling to serve between the date of this proxy statement and the 2019 annual meeting, which we do not anticipate, the Board may designate a new nominee and the persons named as proxies in the attached proxy card will vote for that substitute nominee (unless the proxies were previously instructed to withhold votes for the nominee who has become unable or unwilling to serve). Alternatively, the Board may reduce the size of the Board.

The Board recommends that you vote FOR the election of each of the director nominees.

Board of Directors

The director nominees are as follows:

Name	Age	Current Company Title
Francois J. Castaing	73	Chairman of the Board
Sophie Desormière	52	Director
Phillip M. Eyler	47	President, Chief Executive Officer and Director
Maurice E.P. Gunderson	67	Director
Yvonne Hao	44	Director
Ronald Hundzinski	60	Director
Charles Kummeth	58	Director
Byron T. Shaw II	51	Director
John Stacey	54	Director

Specific Qualifications, Attributes, Skills and Experience to be Represented on the Board

The Nominating Committee is responsible for reviewing and assessing with the Board the appropriate skills, experience and background sought of Board members in the context of our business and the then-current membership on the Board.  The Committee and the Board review and assess the continued relevance of and emphasis on these factors as part of the Board’s self-assessment process and in connection with candidate searches to determine if they are effective in helping to satisfy the Board’s goal of creating and sustaining a Board that can appropriately support and oversee the Company’s activities and strategy.

We believe our directors have an appropriate balance of knowledge, experience, attributes, skills and expertise as a group to ensure that the Board appropriately fulfills its oversight responsibilities and acts in the best interests of shareholders. Although specific qualifications for Board membership may vary from time to time, desired qualities include (A) the highest ethical character, integrity and shared values with the Company, (B) loyalty to the Company and concern for its success and welfare, (C) sound business judgment, and (D) sufficient commitment and availability to effectively carry out a director’s duties. Listed below are additional key skills and experience that we consider important for our directors to have in light of our current business and structure. Thereafter, the biographies of the directors and nominees set forth their business experience during at least the past five years, as well as the specific experience, qualifications, attributes and skills that led to the Nominating Committee’s conclusion that each director and nominee should continue to serve on the Board.

•

Senior Leadership Experience.    Directors who have served in senior leadership positions can provide experience and perspective in analyzing, shaping, and overseeing the execution of important operational, organizational and policy issues at a senior level.

•

Research and Development and Commercialization of Technologies Experience.  The development and commercialization of new or improved technologies, which can take many years and be very expensive, is critical to the execution of our business strategy. Directors with experience in companies who have prioritized research and development and commercializing products related thereto can provide useful oversight of such matters.

•

Public Company Experience.    Directors with prior experience either running a public company or serving as a director of a public company provide valuable input on corporate governance, shareholder engagement and other matters unique to the operations of public companies.

•

Industry Expertise.    We design, develop and manufacture innovative thermal management technologies.  The automotive industry is our primary market, although we are focused on expanding the depth and breadth of our core technologies and the portfolio of products derived from those technologies, both within and outside the automotive market.  As a result, experience in the automotive industry, as well as other industries in which we hope to expand, is useful in understanding our research and development efforts, competing technologies, the various products and processes that we develop, our manufacturing operations, and the market segments in which we operate.

•

Global Expertise.    We have significant and growing global operations, as we operate in locations aligned with our major customers’ product strategies in order to provide locally enhanced design, integration and production capabilities and to identify future thermal technology product opportunities in both automotive and other markets.  Further, our customers and vendors currently span North America, Europe and Asia, and further global penetration in those markets is a key element of our business strategy.  Directors with global expertise can provide a useful business and cultural perspective regarding aspects of our business.

•

Financial and Accounting Expertise.    Knowledge of the financial markets, corporate finance, accounting regulations, and accounting and financial reporting processes can assist our directors in understanding, advising, and overseeing our capital structure, financing and investing activities, financial reporting, and internal control of such activities. The Company also strives to have a number of directors who qualify as financial experts under SEC rules.

Below is a summary of the key skills and experiences possessed by our current directors and a breakdown of our Board membership by gender, age and tenure:

Senior leadership experience 9 r&d and commercialization of technologies experience 5 public company experience 7 industry expertise 8 global expertise 7 financial and accounting expertise 3 gender diversity director age balance tenure female 22% male 78% 61-73 22% 60 and below 78% >6 years 33% 4-6 years 11% <4 years 56%

Director Background and Qualifications

Francois J. Castaing

Chairman of the Board

Former President, Chrysler International

Age: 73

Director Since: 2001

Committee Memberships:

•Compensation

•Nominating (Chair)

•Technology

Other Public Boards Service (current or within last 5 years):

•TRW Automotive Holdings Corp (2004-2015)

Mr. Castaing has served as a director of the Company since 2001, as Chairman of the Board since 2017 and as Lead Independent Director of the Board from 2012 to 2016. Mr. Castaing retired in 2000 as technical advisor to the Chairman of Chrysler Corporation. Prior to his retirement, Mr. Castaing spent 13 years with Chrysler Corporation, where he held various positions, including Vice-President of Vehicle Engineering from 1988 to 1996 and President of Chrysler International from 1996 to 1997. Mr. Castaing was Vice-President of Engineering and Group Vice-President Product and Quality of American Motors, from 1980 until Chrysler acquired that company in 1987. Mr. Castaing began his career with Renault as Technical Director for Renault Motorsport Programs. From 2004 to 2015, he served as a director of publicly-traded TRW Automotive Holdings Corp., where he was most recently a member of the Audit Committee and the Chairman of the Compensation Committee. Mr. Castaing also serves on the board of FIRST in Michigan: For Inspiration and Recognition of Science and Technology, a not-for-profit foundation.

Director Qualifications

Mr. Castaing’s distinguished career in the automotive industry has given him extensive experience in our most important customer market. During his tenure at some of the world’s largest automobile manufacturers, Mr. Castaing developed leadership, strategic planning and organizational skills that greatly benefit the Company. In addition, his technical background contributes to his deep understanding of our operations and enables him to assist in problem solving.  He also has significant knowledge of the Company based on his 17 years of service on the Board and in his role as the former Lead Independent Director and current Chairman of the Board.

Sophie Desormière

CEO of AALPS Capital

Age: 52

Director Since: 2012

Committee Memberships:

•Compensation

•Corporate Governance

•Nominating

Other Public Boards Service (current or within last 5 years):

•Somfy S.A. (2017-present)

Ms. Desormière has served as a director of the Company since 2012. Ms. Desormiére is the Chief Executive Officer of AALPS Capital, a private equity management company based in France.  Immediately prior to joining AALPS Capital in 2018, Ms. Desormiére was General Manager Marketing and Sales and Senior Executive Vice-President at Solvay, a Belgium-based developer of specialty chemicals starting in 2010.  Previously, Ms. Desormière spent 17 years in increasingly responsible positions at Valeo, an independent industrial group focused on the design, production and sale of components, integrated systems and modules for the automotive industry, including Research & Development Product Line Director, Branch Marketing Innovation Director, Group Product Marketing Director and Comfort Enhancement Domain Director.  Ms. Desormière was elected a member of the Supervisory Board of publicly traded Somfy S.A. (Euronext Paris: SO) in 2017.  Ms. Desormière is a graduate of the Ecole Nationale Supérieure de Chimie de Paris, the Institut de Formation du Caoutchouc and the Program for Management Development at Harvard Business School.

Director Qualifications

Ms. Desormière has broad experience in product planning, product development and market analysis. Her background in these areas assists the Company in its development of long-term product strategies. In addition, the skills Ms. Desormière has developed while working at and serving on the board of global companies with significant European operations enables her to provide key insight with respect to the Company’s integration of its worldwide operations.

Phillip M. Eyler President and CEO Age: 48 Director Since: 2017

Mr. Eyler has served as President and Chief Executive Officer and a director of the Company since December 2017.  From 2015 until 2017, Mr. Eyler served as President of the $3 billion Connected Car division at Harman Industries International, Inc., a subsidiary of Samsung.  The Connected Car division focused on developing highly integrated connected car systems encompassing infotainment, telematics, connected safety and cyber security solutions, among others.  Mr. Eyler joined Harman in 1997, and held a number of positions during his tenure, including Senior Vice-President and General Manager of Harman’s Global Automotive Audio business from 2011 to 2015.  He also led Harman’s North American Automotive business and the North American and Asian Manufacturing group.  Mr. Eyler began his career at Siemens AG in the electromechanical components division.  He earned a Bachelor of Science degree in mechanical engineering from Purdue University and an MBA from the Fuqua School of Business at Duke University.

Director Qualifications

Mr. Eyler’s extensive experience in the Automotive industry, our largest market, enables him to understand and manage our business.  His prior leadership experience at a growing automotive supplier brings an important skill to our Board, as we strive to continue to grow our various lines of business.  Mr. Eyler’s familiarity with managing manufacturing operations also critical to our Company.  As the Chief Executive Officer, Mr. Eyler has extensive knowledge of the day-to-day operations of our business. Being our highest ranked officer, coupled with the managerial positions he previously held with other automotive-related companies, gives Mr. Eyler industry insight and leadership and executive management skills key to our performance.

Maurice E.P. Gunderson

Managing Director of Autotech Ventures

Managing Member of Shingebiss, LLC

Founder and Former Managing Director of Nth Power LLC

Age: 67

Director Since: 2007

Committee Memberships:

•Audit

•Corporate Governance (Chair)

•Nominating

•Technology

Mr. Gunderson has served as a director of the Company since 2007. Mr. Gunderson has served as Managing Director of the venture capital firm Autotech Ventures since 2017, and a Managing Member of the consulting firm Shingebiss, LLC since 1999.  Previously, Mr. Gunderson spent 14 years as the co-founder and Managing Director of Nth Power, a venture capital firm specializing in the energy sector; four years as a Senior Partner at CMEA Capital, a venture capital firm specializing in energy and materials; and as a Managing Director of Runway Capital. He currently serves as an advisor to Starburst Ventures; as Director and President of Mt. Diablo Pilots Association; as Director of Reggae Semiconductor, Inc.; as Director of XStream Trucking, Inc.; and Director and CFO of Herd It Through the Grapevine Herding Dog Rescue, all privately-held companies. Mr. Gunderson is also Chairman of the Contra Costa County (California) Aviation Advisory Committee and Commissioner of the Contra Costa County Airport Land Use Commission.  Mr. Gunderson received Bachelor of Arts and Master of Science degrees in mechanical engineering from Oregon State University and a Master’s in Business Administration from Stanford University.  He is a Registered Professional Engineer in California, a Life Fellow of the American Society of Mechanical Engineers and a Board Leadership Fellow of the National Association of Corporate Directors.

Director Qualifications

Mr. Gunderson’s background as a venture capitalist enables him to provide key insight with respect to the Company’s investments in new markets and technologies. Mr. Gunderson also has strong leadership and governance skills, as a result of his board service for numerous startup and emerging companies.  His engineering background gives him a deep understanding of our business and operations.  Mr. Gunderson has significant finance and accounting expertise and the Board has determined this qualifies him as an “audit committee financial expert” under SEC rules.

Yvonne Hao

Chief Operating Officer and Chief Financial Officer of PillPack, an Amazon Company

Age: 44

Director Since: 2016

Committee Memberships:

•Audit

•Compensation (Chair)

•Nominating

Other Public Boards Service (current or within last 5 years):

•Bombardier Recreational Products (2011-2016)

Ms. Hao has served as a director of the Company since 2016.  She joined as the COO and CFO of PillPack, a national e-commerce retail pharmacy, in January 2017.  In the fall of 2018, she helped lead the sale and integration of PillPack to Amazon, and she is now responsible for shared operations across the PillPack/Amazon pharmacy.  From 2008 to 2016, Ms. Hao held various positions at Bain Capital, including as an Operating Partner and as interim executive officer for various portfolio companies. At Bain, Ms. Hao was responsible for portfolio company performance, working closely with management of various Bain investment companies. She held the position of interim CEO or COO at several of these companies, including Gymboree and D&M Holdings. Prior to 2008, Ms. Hao worked at Honeywell in various positions starting in 2003 and at McKinsey & Company starting in 1997.  Ms. Hao served as a director of publicly-traded Bombardier Recreational Products from 2011 until 2016.  She has also served as a past director of privately-held companies, including Gymboree and Consolidated Container Company.  Ms. Hao holds a B.A. from Williams College and a Masters of Philosophy in Development Economics from Cambridge University.

Director Qualifications

Ms. Hao’s role as COO and CFO of the PillPack/Amazon pharmacy, as well has her roles as interim CEO and COO at other companies, provides her with expertise in executive management, strategic planning, operations and brand marketing.  Ms. Hao’s experience at PillPack/Amazon offers a healthcare industry perspective on the Board as we look to grow our medical business.  She also brings a unique institutional investor perspective resulting from her previous positions at Bain Capital, a global private equity and venture capital investment firm. Finally, Ms. Hao has international business experience as a result of managing a business expansion in Asia, where the Company has a significant presence with customers and manufacturing plants.  Ms. Hao has significant finance expertise as a result of her current position as a CFO and based on various other positions in which she has served. The Board has determined this qualifies her as an “audit committee financial expert” under SEC rules.

Ronald Hundzinski Executive Vice-President of Finance, Tenneco Inc. Age: 60 Director Since: 2016 Committee Memberships: •Audit (Chair) •Nominating

Mr. Hundzinski has served as a director of the Company since 2016.  He is currently the Executive Vice President of Finance for Tenneco Inc. (NYSE: TEN), a position he has held since 2018.  Upon completion of all required steps and related board approvals to spin off a portion of Tenneco Inc. as a new aftermarket ride performance company, which is planned for 2019, it is expected that Hundzinski will serve as the Executive Vice President and Chief Financial Officer of Tenneco.  From 2012 to 2018, Mr. Hundzinski served as the Executive Vice President and Chief Financial Officer of BorgWarner, Inc. From 2005 to 2012, Mr. Hundzinski served in BorgWarner’s finance department in positions of increasing responsibility, including as Controller from 2010 to 2011 and Treasurer from 2011 to 2012. Mr. Hundzinski holds a B.B.A. in finance from Western Michigan University and an M.B.A. from the University of Colorado.

Director Qualifications

Mr. Hundzinski’s experience as the Chief Financial Officer of a large, global automotive supplier brings important practical experience to our Board. He understands the key operational, strategic and financial issues of the Company as an executive of a public company in the automotive industry, and he can provide unique, real-time advice on critical industry matters. Mr. Hundzinski also has significant finance and accounting expertise and the Board has determined this qualifies him as an “audit committee financial expert” under SEC rules. His expertise and knowledge in our largest industry segment brings invaluable insight to our Board.

Charles Kummeth

President and CEO of Bio-Techne Corporation

Age: 58

Director Since: 2018

Committee Memberships:

•Audit

•Nominating

•Technology

Other Public Boards Service (current or within last 5 years):

•Bio-Techne Corporation (2013-present)

•Sparton Corporation (2011-2019)

Mr. Kummeth has served as a director of the Company since 2018.  He has served as the President and Chief Executive Officer and a director of Bio-Techne Corporation (Nasdaq: TECH) since 2013.  Prior to joining Bio-Techne, Mr. Kummeth served as President of Mass Spectrometry and Chromatography at Thermo Fisher Scientific Inc. and was President of the Laboratory Consumables Division from 2009 to September 2011. Prior to joining Thermo Fisher, he served in various roles during his 24-year career at 3M Corporation, most recently as the Vice President of the company's Medical Division from 2006 to 2008.  Mr. Kummeth served as a director of Sparton Corporation (NYSE: SPA) from 2011 to 2019, where he was most recently a member of the Compensation Committee.  Mr. Kummeth received a Master of Science in Computer Science from the University of St. Thomas and a Master of Business Administration from the Carlson School of Business at the University of Minnesota. He is a graduate of the University of North Dakota, where he received a Bachelor of Science in Electrical Engineering.

Director Qualifications

Mr. Kummeth’s significant experience in the medical industry will be important to our business as we seek to grow our medical business and introduce new medical products to the market.  In addition, his leadership experience, including as President and Chief Executive Officer of a public company and as a director of multiple public companies, provides the Board with an important perspective on many topics, including governance, shareholder engagement and risk management.

Byron T. Shaw II

President of Byron Shaw LLC

Former Managing Director of the Silicon Valley Office for General Motors

Age: 51

Director Since: 2013

Committee Memberships:

•Corporate Governance

•Nominating

•Technology (Chair)

Dr. Shaw has served as a director of the Company since 2013. Dr. Shaw has been the President of Byron Shaw LLC, a consulting firm providing diligence, strategy and execution advisory services focusing on automotive technology and related services, since 2012. From 2006 to 2012, Dr. Shaw worked at General Motors in various positions, most recently as Managing Director of the Silicon Valley Office for General Motors and General Motors Ventures LLC. From 1998 to 2003, he worked at BMW in various positions, including Principal Technology Engineer and Manager of Advanced Technology. Dr. Shaw currently serves on the Board of Directors or Advisory Board of several privately-held companies, including Smalltech LLC, Project Renovo, Qualia Networks, Autotech Ventures, Up Shift Cars and Rotary Wing Engine. Dr. Shaw received Bachelor of Science degrees and a Master of Science in Mechanical Engineering from the Massachusetts Institute of Technology and a Ph.D. in mechanical engineering/controls from University of California, Berkeley.

Director Qualifications

Dr. Shaw’s extensive experience in the automotive industry and in advanced technologies enables him to provide key insight with respect to improvements in our existing products.  His technical expertise has also been critical to the Company’s development of new products for other markets.

John Stacey Executive Vice President and Chief Human Resources Officer, Harman International Industries Age: 54 Director Since: 2018 Committee Memberships: •Compensation •Nominating

Mr. Stacey has served as a director of the Company since 2018.  He currently serves as the Executive Vice President and Chief Human Resources Officer of Harman Industries International, Inc., a subsidiary of Samsung, a position he has held since 2008.  Previously, Mr. Stacey served in various senior human resources positions with Anheuser-Busch InBev SA/NV from 1990 to 2008, including, most recently, as Vice President, People for InBev North America, InBev Central and Eastern Europe from 2005 through January 2008.  Mr. Stacey received a Bachelor of Commerce degree from Memorial University of Newfoundland.

Director Qualifications

Mr. Stacey’s broad human resources experience in multi-national environments is extremely valuable as we employ thousands of employees around the globe.  His specific experience in the automotive industry will provide insight and guidance for managing our workforce, enhancing the skills of our existing employees and cultivating new talent.

Director Independence

The Board believes that there should be at least a majority of independent directors on the Board. The Board recently undertook its annual review of director independence in accordance with the applicable rules of Nasdaq. The independence rules include a series of objective tests, including that the director is not employed by us and has not engaged in various types of business dealings with us. In addition, the Board is required to make a subjective determination as to each independent director that no relationship exists which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.  Consistent with these considerations, the Board has affirmatively determined that director nominees Mr. Castaing, Ms. Desormière, Mr. Gunderson, Ms. Hao, Mr. Hundzinski, Mr. Kummeth, Dr. Shaw and Mr. Stacey are independent under the applicable rules of Nasdaq.  Mr. Eyler is employed by us and therefore is not an independent director.

Each member of the Audit Committee, the Compensation Committee, the Nominating Committee, the Corporate Governance Committee and the Technology Committee is independent under Nasdaq rules. In addition, the Board has affirmatively determined that the members of the Audit Committee and Compensation Committee qualify as independent in accordance with the additional independence rules established by the SEC and Nasdaq.

BOARD MATTERS

The Board of Directors

General

The Board has general oversight responsibility for our affairs and, in exercising its fiduciary duties, the Board represents and acts on behalf of the shareholders. Although the Board does not have responsibility for our day-to-day management, it stays regularly informed about our business and provides oversight and guidance to our management through periodic meetings and other communications. The Board provides critical oversight in, among other things, our strategic planning process, leadership development and succession planning, risk management, as well as other functions carried out through the Board committees as described below.

Board Leadership

The Company’s current Board leadership is as follows:

•

Mr. Castaing, Chairman of the Board, presides at all Board and shareholder meetings, including Board executive sessions of the independent directors; along with the following additional responsibilities, among others:

•	Prepare the agenda for Board meetings in consultation with the CEO and other members of the Board;
•	Approve meeting schedules for the Board to assure that there is sufficient time for discussion of all agenda items;
•	Review and approve materials and other information provided to the Board;
•	Recommend the retention of Board advisers and consultants;
•	Ensure the Board fulfills its role in overseeing management;
•	Manage the process for annual Board and director evaluation process (in collaboration with the Corporate Governance Committees); and
•	Provide advice and counsel to the CEO with respect to his executive responsibilities.
•

Mr. Eyler, the Company’s President and Chief Executive Officer, is responsible for the Company’s day-to-day operations and strategic leadership, and the implementation of those actions, policies and strategies approved by the Board.

The Board believes that, by separating the positions of Chairman of the Board and Chief Executive Officer, the Board can provide strong oversight of risks, including credit, liquidity and operational risks, faced by the Company.  If the Chairman of the Board is not independent under the applicable rules of Nasdaq, the Board has adopted a policy of appointing a Lead Independent Director.  The Lead Independent Director would act as chairperson of all meetings of the independent directors and would have the authority to call additional meetings of the independent directors at any time.  The Lead Independent Director would also act as a liaison both between the Chairman of the Board and the Chief Executive Officer, on the one hand, and the independent directors, on the other hand.  As Mr. Castaing is independent, the Board has not appointed a Lead Independent Director at this time.

Board Oversight of Risk Management

The Board oversees the Company’s risk management directly and through its committees:

Full Board

•Overall responsibility for risk management oversight

•Reviews and approves an annual business plan, including strategy and liquidity

•Reviews a summary of one or more material risks and opportunities at each regular meeting of the Board

•On at least a quarterly basis, reviews business developments, business plan implementation, liquidity and financial results

•Oversees succession planning

•Oversees capital spending and financings, as well as mergers, acquisitions and divestitures (unless a special sub-committee is established to review one or more particular mergers, acquisitions or divestitures)

Corporate Governance Committee	•Oversees the Company’s governance policies (including the Corporate Governance Guidelines), Board structure, and the self-assessment process of the Board and its committees
Audit Committee

•Oversees significant financial risk exposures (including credit, liquidity, legal, regulatory and other contingencies), accounting and financial reporting, disclosure controls and internal control over financial reporting, the internal audit function, the legal, regulatory and ethical compliance functions (including oversight of the ethics/whistleblower hotline), enterprise risk management review and consultations with our independent registered public accounting firm

Compensation Committee	•Reviews executive officer compensation and its relationship to our business plans, and of compensation plans generally and the related incentives, risks and risk mitigants

The Board is kept informed of the committees’ risk oversight activities via reports to the full Board during Board meetings. In addition, the Board participates in regular discussions with senior management on many core topics, including strategy, operations and finance, in which risk oversight is an inherent element. The Board believes that its leadership structure, whereby the positions of Chairman of the Board and Chief Executive Officer are separate, as described above under “Board Leadership,” facilitates strong oversight of risks, including credit, liquidity and operational risks, faced by the Company.  In addition, the Board regularly holds Board and committee executive sessions.

Board Oversight of Company Strategy

One of the Board’s most important responsibilities is partnering with management to establish the Company’s long-term strategy and then overseeing and providing guidance to management on the execution of the articulated strategy. This was never more important than in 2018, when our management team, with the active participation of our Board, undertook a strategic review that resulted in the announcement of a new strategic plan.  The Board and its committees regularly provide guidance and oversight to management with respect to the execution of this new strategy. In addition, the Board dedicates at least one Board meeting each year to focus on strategy, while various elements of strategy are discussed at every Board meeting. The Board also hears on a regular basis from members of management below the executive level regarding the Company’s strategy and performance to inform its perspective on progress against the long-term strategy and ensure that it is able to effectively perform its oversight responsibilities. The Company’s senior management team, consisting of the President and CEO and all of his direct reports, holds periodic meetings to review the Company’s strategy and the implementation thereof.  These meetings are typically held off-site rather than at a Company location to ensure proper focus and eliminate distractions.  The results of these strategy meetings are used to prepare presentations to the Board regarding the execution of the Company’s strategy.

Board Oversight of Human Capital Management and Corporate Culture

The Board believes that the Company’s success depends on our people and that we will be most successful if we enable and empower our employees to achieve their aspirations while delivering strong results.  We have developed a People Strategy with key platforms. Those platforms are:

▪	Talent – ensuring we have the right talent doing the right work at the right time
▪	Culture – ensuring we have a future-focused and “global mindset”
▪	Capability – ensuring we build the skills of our people

The Company has established measurable, quantifiable goals for 2019 that will ensure we remain focused on these areas.  The Board regularly requests an update on our progress against the key People Strategy goals.

The Company also places an emphasis on corporate culture and believes that strong corporate culture begins at the top. As such, our commitment to a culture of diversity and inclusion for all employees starts within the boardroom. Our Board is diverse from a gender, age and ethnic perspective, as well as with respect to backgrounds and skillsets. With the input of the Board, the Company has identified cultural behaviors that we believe will both enhance our performance and also make Gentherm an employer of choice. Those cultural behaviors are:

▪	Customer Focus
▪	Performance and Accountability
▪	Global Mindset
▪	Employee Inclusion

Our Board regularly reviews the development of these cultural behaviors throughout the organization.

Meetings

The Board and its committees meet throughout the year on a set schedule, and also hold special meetings and act by written consent from time to time as appropriate. The Board met eight times in 2018.  The independent directors hold regularly scheduled executive sessions to meet without management present. These executive sessions generally occur around regularly scheduled meetings of the Board. The independent directors also hold additional meetings periodically as deemed necessary or appropriate.

All directors are expected to attend all meetings of the Board and of the Board committees on which they serve. Each director serving in 2018 (as of and from the date he or she joined the Board and applicable committees) attended more than 75% of the aggregate of all meetings of the Board and the committees of which he or she was a member in 2018.

The Board has adopted a policy strongly encouraging directors to attend the Company’s annual meeting of shareholders in person or, if necessary, by telephone or similar communication equipment.  All current directors attended the 2018 annual meeting of shareholders.

Committees of the Board

The Board has delegated various responsibilities and authority to Board committees. Each committee has regularly scheduled meetings and reports on its activities to the full Board.  Each committee operates under a written charter approved by the Board, which is reviewed annually by the respective committee and the Board and is available on our website, www.gentherm.com, under the “Investor Relations – Corporate Governance” tab.  The table below sets forth the current membership for the five Board committees and the number of meetings held for each in 2018.

Director	Audit	Compensation	Corporate Governance	Nominating	Technology
Francois J. Castaing		X		Chair	X
Sophie Desormière		X	X	X
Maurice E.P. Gunderson (1)	X		Chair	X	X
Yvonne Hao	X	Chair		X
Ronald Hundzinski (1)	Chair			X
Charles Kummeth (2)	X			X	X
Byron T. Shaw II			X	X	Chair
John Stacey (3)		X		X
Meetings	8	7	2	2	4

(1) Upon the retirement of previous Director and Chair of the Audit Committee, Lewis Booth, effective as of the 2018 annual meeting, Mr. Hundzinski became Chair of the Audit Committee and Mr. Gunderson became a member of the Audit Committee.

(2) Upon his appointment to the Board in August 2018, Mr. Kummeth became a member of the Audit Committee, the Nominating Committee and the Technology Committee.

(3) Upon his election to the Board at the 2018 annual meeting, Mr. Stacey became a member of the Compensation Committee and Nominating Committee.

Audit Committee

The Audit Committee’s responsibilities include:

•

providing general oversight of accounting, auditing and financial reporting processes, including reviewing the audit results and monitoring the effectiveness of internal control over financial reporting, disclosure controls and the internal audit function;

•	reviewing our reports filed with or furnished to the SEC that include financial statements or results;
•	monitoring compliance with significant legal and regulatory requirements, and other risks related to financial reporting and internal control over financial reporting;
•	reviewing any reports made to the Company’s ethics hotline; and
•	the appointment, retention, compensation and oversight of the work of our independent registered public accounting firm, currently Grant Thornton.

The responsibilities and activities of the Committee are described in greater detail in “Audit Committee Report” and “Audit Committee Matters,” as well as in its charter.

The Board has determined that each Audit Committee member has sufficient knowledge in reading and understanding financial statements to serve on the Committee. The Board has further determined that three of the Audit Committee members, Mr. Gunderson, Ms. Hao and Mr. Hundzinski, qualify as “audit committee financial experts” in accordance with SEC rules. The designation of an “audit committee financial expert” does not impose upon such persons any duties, obligations or liabilities that are greater than those which are generally imposed on each of them as a member of the Committee and the Board, and such designation does not affect the duties, obligations or liabilities of any other member of the Committee or the Board.

Compensation Committee

The Compensation Committee’s responsibilities include:

•

evaluating the performance of the Chief Executive Officer and other executive officers, including with respect to established goals and objectives, and making recommendations to the Board concerning all direct and indirect compensation, benefits and perquisites (cash and non-cash) for the executive officers based on such evaluation;

•	administering the incentive and equity plans of the Company, including recommending or approving equity grants;
•	reviewing the Company’s compensation policies and practices for all employees, at least annually, regarding risk-taking incentives and risk management policies and practices;
•	recommending or approving the non-employee director compensation program; and
•	reviewing compensation disclosures in the Company’s proxy statement and other reports filed with or furnished to the SEC.

The Board has determined that the current members of the Compensation Committee qualify as “non-employee directors” as defined in Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and “outside directors” under Section 162(m) of the Internal Revenue Code of 1986, as amended (“Code Section 162(m)”).  Although the definition of “outside directors” under Code Section 162(m) is no longer relevant for tax purposes starting January 1, 2018, the Company believes it remains a helpful measure of a director’s independence.

The Compensation Committee has the sole authority to engage outside advisors and establish the terms of such engagement, including compensatory fees.  In connection with any such engagement, the Compensation Committee reviews the independence of such outside advisor, based on the factors specified by Nasdaq as well as any other factors it deems appropriate, and any conflicts of interest raised by the work of such outside advisor.  The Compensation Committee may form and delegate its authority to subcommittees as appropriate.  The responsibilities and activities of the Compensation Committee are described further in “Compensation Discussion and Analysis,” as well as in its charter.

Role of Management.  As was also the case in prior years, in 2018 the Compensation Committee received significant input from management with respect to the Company’s executive compensation program.  See “Compensation Discussion and Analysis” for further information.

Role of Compensation Consultant.  The Compensation Committee has the sole authority to engage outside advisors and establish the terms of such engagement, including compensatory fees. In connection with any such engagement, the Compensation Committee reviews the independence of such outside advisor, based on the factors specified by Nasdaq as well as any other factors it deems appropriate, and any conflicts of interest raised by the work of such outside advisor.

In 2018, the Compensation Committee engaged a compensation consultant, ClearBridge Compensation Group, LLC (“ClearBridge”), to provide input, analysis and advice to the Compensation Committee about executive compensation philosophy, compensation design, equity usage and allocation as well as general market and peer group information for all executive officers.  That information was used to determine long-term incentive equity grant amounts in 2018 and will be used in 2019 as part of the Compensation Committee’s review of total executive officer compensation.  Also during 2018, the Compensation Committee engaged a compensation consultant, Korn Ferry, to provide general guidance and peer group information concerning the implementation of a deferred compensation plan.  The Gentherm Incorporated Deferred Compensation Plan was adopted on December 31, 2018 based, in part, on information provided by Korn Ferry.  See “Compensation Discussion and Analysis” for further information.

The Compensation Committee’s determination to engage ClearBridge and Korn Ferry, and approve the terms of each such engagement, was made independently from the Company’s management.  Upon engagement, the Compensation Committee worked with management to determine each compensation consultant’s responsibilities and direct its work product, although the Compensation Committee is responsible for the formal approval of the work plan.  ClearBridge and Korn Ferry are referred to, collectively, as the “Compensation Consultants”.  During 2018, the Compensation Consultants received no other compensation for other services provided to the Company.  The Compensation Committee insures continued independence of the Compensation Consultants through the following means:

•	the Compensation Consultants may not provide other services to the Company without prior Compensation Committee approval;
•	the Compensation Committee has the sole authority to retain and terminate the Compensation Consultants;
•	the Compensation Consultants are given direct access to the Compensation Committee; and
•	the Compensation Committee evaluates the quality and objectivity of the services provided by the Compensation Consultants.

The Compensation Committee has determined there are no potential conflicts of interest raised by the work of the Compensation Consultants.

Corporate Governance Committee

The Corporate Governance Committee’s responsibilities include:

•

exercising general oversight over corporate governance policy matters of the Company, including developing, recommending proposed changes to, and monitoring compliance with, the Corporate Governance Guidelines;

•	reviewing and recommending appropriate changes to the Company’s charter documents and key governance policies on a periodic basis;
•	overseeing the annual self-evaluation process of the Board and its committees; and
•	reviewing certain governance disclosures and proposals in the Company’s proxy statement and other reports filed with or furnished to the SEC.

The Corporate Governance Committee may form and delegate its authority to subcommittees as appropriate. The responsibilities and activities of the Committee are described in greater detail in its charter.

Nominating Committee

The Nominating Committee’s responsibilities include:

•	evaluating the current directors, as well as any candidates nominated or recommended by shareholders, and nominating directors for election; and
•	developing a pool of potential director candidates to recommend to the Board in the event of a vacancy on the Board.

The responsibilities and activities of the Committee are described in greater detail in its charter.

The Nominating Committee reviews and makes recommendations to the Board, from time to time, regarding the appropriate skills and characteristics required of Board members in the context of the current make-up of the Board, the operations of the Company and the long-term interests of shareholders. See “Proposal No. 1—Election of Directors – Specific Qualifications, Attributes, Skills and Experience to be Represented on the Board” and “Proposal No. 1—Election of Directors – Director Background and Qualifications.” The Committee does not have a specific diversity policy underlying its nomination process, although it seeks to ensure the Board includes directors with diverse backgrounds, qualifications, skills and experience relevant to the Company’s business.

Generally, the Nominating Committee will re-nominate incumbent directors who continue to satisfy the Committee’s criteria for membership on the Board, continue to make important contributions to the Board and consent to continue their service on the Board. If a vacancy on the Board occurs or the Board increases in size, the Committee will actively seek individuals that satisfy the Committee’s criteria for membership on the Board and the Committee may rely on multiple sources for identifying and evaluating potential nominees, including referrals from our current directors and management. During 2018, the Nominating Committee identified Charles Kummeth as a candidate to fill a vacancy on the Board.  Mr. Kummeth was identified as part of a search process conducted by the Nominating Committee with assistance from the outside national consulting firm Spencer Stuart.

The Nominating Committee will consider recommendations from shareholders of director candidates that are sent on a timely basis and otherwise in accordance with our Bylaws and other applicable law and regulations. The Committee will evaluate nominees recommended by shareholders against the same criteria that it uses to evaluate other potential nominees. We did not receive any recommendations for director nominations from shareholders for the 2019 annual meeting.  See “–Shareholder Communication with the Board” and “Additional Information—Requirements for Submission of Shareholder Proposals and Nominations for 2020 Annual Meeting” for additional information.

Technology Committee

The Technology Committee evaluates and advises management with respect to the development and use of technology by the Company for use in its current and potential future products, including the long-term strategic goals of the Company’s research and development initiatives.  The Technology Committee also advises management on its policies and procedures surrounding cyber security.  The responsibilities and activities of the Committee are described in greater detail in its charter.

Corporate Governance

The Board, as well as management, is committed to responsible corporate governance to ensure that we are managed for the benefit of our shareholders. To that end, the Board and management periodically review and update, as appropriate, our corporate governance policies and practices, and, when required, make changes to such policies and practices as mandated by the Sarbanes-Oxley Act, the Dodd-Frank Act, other SEC rules and regulations and the Nasdaq listing standards.

A copy of the Board’s committee charters, the Code of Business Conduct and Ethics (the “Code of Conduct”) and the Corporate Governance Guidelines are available on our website, www.gentherm.com, under the “Investor Relations – Corporate Governance” tab and will be sent to any shareholder, without charge, upon written request to Corporate Secretary, Gentherm Incorporated, 21680 Haggerty Road, Northville, MI 48167.

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines that provide a structure within which our directors and management can effectively pursue the Company’s objectives for the benefit of our shareholders. The Corporate Governance Guidelines address, among other things, Board and committee structure, composition and procedures, director responsibilities, compensation and continuing education, as well as shareholder communications with the Board.

Majority Voting Policy.  The Corporate Governance Guidelines includes a policy to be followed if any nominee for director receives a greater number of votes “withheld” from his or her election than votes “for” such election.  In such event, the applicable director must promptly tender his or her resignation, conditioned on Board acceptance, following certification of the shareholder vote; provided, however, that this does not apply when the number of individuals nominated for election exceeds the number of directors to be elected, including as a result of a proxy contest. The Nominating Committee will consider the resignation offer and, within 60 days following certification of the shareholder vote, recommend to the Board whether to accept such resignation. The Board will act on such Committee’s recommendation within 90 days following certification of the shareholder vote. The Board will promptly disclose in reasonable detail its decision and rationale regarding the acceptance or rejection of the resignation, as applicable, in a widely disseminated press release, in a filing with the SEC or by other widely disseminated public announcement.  If a director’s resignation is accepted by the Board, the Board may either fill the resulting vacancy or decrease the size of the Board pursuant to our Bylaws.

Annual Performance Evaluations.  The Corporate Governance Committee oversees the annual performance evaluation process for the Board and its committees.  The self-evaluations are used to assist in the determination of whether the Board and its committees are functioning effectively and the assessment of director performance and contribution levels.  The Board may periodically engage a third party independent advisor to facilitate the Board self-evaluation process, and last did so in 2017.  The Board and its committees are evaluated across a number of topics, with the use of a questionnaire to facilitate the process. Areas of focus include: performance, structure, conduct of meetings, quality of information and its timely dissemination, level and robustness of discussion, and prioritization of topics for discussion.

The Board reviews and discusses the evaluation results and any actions to be taken as a result of the discussion, and each committee reviews and discusses its own evaluation results.  The Board also reviews the Corporate Governance Committee’s periodic recommendations concerning the performance and effectiveness of the Board and its committees.

Code of Conduct

The Board has adopted the Code of Conduct, which sets out the basic principles to guide the actions and decisions of our employees, directors and officers, including our principal executive officer, principal financial officer and principal accounting officer. The Code of Conduct addresses, among other things, ethical principles, insider trading, conflicts of interest, compliance with laws and confidentiality. Any amendments to the Code of Conduct, or any waivers that are required to be disclosed by the rules of either the SEC or Nasdaq, will be posted on our website, www.gentherm.com, under the “Investor Relations – Corporate Governance” tab within four business days of any such amendment or waiver.

Committee Charters

See “—Committees of the Board” for a description of the Board’s delegation of authority and responsibilities to the five standing committees.

Succession Planning

The succession planning process for executive officers is designed to assist the Board in understanding our readiness and the related transition risks for a crisis as well as a planned transition, and to oversee the development of strong leadership quality and executive bench strength. On at least an annual basis, the Board meets with the Chief Executive Officer and in executive session without management to discuss succession planning and strategies to strengthen and supplement the skills and qualifications of internal succession candidates. Key executives have ongoing exposure to the Board to assist in the Board’s oversight. Further, the Chief Executive Officer, other executive officers and Human Resources periodically provide the Board with an assessment of key executives for potential succession and discuss potential sources of external candidates.

Shareholder Engagement

The Company believes effective corporate governance includes regular, constructive conversations with our shareholders on topics including strategy, performance, corporate governance, and compensation. Shareholders provide valuable insights into issues important to them, and the feedback shareholders provide on our efforts is shared with our Board.  Since our last annual meeting, we reached out to shareholders representing over 48% of our outstanding common stock and we engaged with shareholders representing 42% of our outstanding common stock, based on shareholdings as of the date we began our outreach. The Chair of our Compensation Committee, Yvonne Hao, participated in several of these meetings.  These meetings are invaluable to our Board and management team, and inform our governance and compensation practices.  See “Compensation Discussion and Analysis” for a description of changes we made to our compensation program and practices in 2018, in part as a result our shareholder engagement program.

Director Compensation

Non-employee directors of the Board receive both cash and equity compensation. Such compensation is intended to encourage non-employee directors to continue Board service, further align the interests of the Board and shareholders, and attract new non-employee directors with outstanding qualifications. Directors who are employees or officers of the Company do not receive any additional compensation for Board service.

The Compensation Committee typically reviews the non-employee director compensation program every other year and makes recommendations to the Board as appropriate. The Board did not review or revise the non-employee director compensation program for 2018 as such compensation was reviewed and revised in 2017.

2018 Director Compensation Program

The following table sets forth the compensation program for non-employee directors in effect for 2018.

($)
Annual cash retainer for Board service:
Chairman of the Board	90,000
Lead Independent Director (if any)	55,000
Other non-employee directors	50,000
Annual cash retainers for Committee service:
Nominating Committee-chair	5,000
Nominating Committee-members	1,000
Audit, Compensation, Corporate Governance and Technology Committees-chairs	10,000
Audit, Compensation, Corporate Governance and Technology Committees-members	5,000
Annual equity retainer (fair market value)	100,000

Consistent with historical practice, the annual cash retainers were paid to all of our directors in advance immediately following the 2018 annual meeting of shareholders, excluding the cash retainer paid to Mr. Kummeth, which was paid to him upon his appointment to the Board in August 2018.  Because Mr. Kummeth was appointed to the Board prior to the first regularly-scheduled meeting following the 2018 annual meeting of shareholders, it was determined that Mr. Kummeth would receive the entire annual cash retainer for 2018-19.  Consistent with the terms of the Company’s 2013 Equity Incentive Plan, as amended (the “2013 Equity Incentive Plan”), on the date of such annual meeting, each non-employee director at the time, which did not include Mr. Kummeth, received a restricted stock award having a fair market value of $100,000, or 2,857 shares.  Also, consistent with the terms of the 2013 Equity Incentive Plan, at the time of his appointment to the Board, Mr. Kummeth received a pro-rated restricted stock award having a fair market value of $75,000, or 1,682 shares.

The restricted stock vests in full on the first anniversary of the grant date.  The restricted stock will be forfeited in the event of termination of service as a non-employee director of the Company prior to the first anniversary of the grant date, subject to acceleration of vesting upon retirement (as defined under the 2013 Equity Incentive Plan), and subject to the Compensation Committee’s right to accelerate the vesting of all or a portion of the restricted stock at any time. During the restricted period, the restricted stock entitles the participant to all of the rights of a shareholder, including the right to vote the shares and the right to receive any dividends thereon. Prior to the end of the restricted period, restricted stock generally may not be sold, assigned, pledged, or otherwise disposed of or hypothecated by participants.

The Company does not provide any perquisites to directors, but does reimburse directors for out-of-pocket expenses incurred in attending Board and committee meetings.

2018 Director Compensation Table

The table below sets forth the compensation of each non-employee director in 2018.

Name	Fees Earned or Paid in Cash ($)(1)	Restricted Stock ($)(2)	Total ($)
Lewis Booth (3)	—	—	—
Francois J. Castaing	105,000	100,000	205,000
Sophie Desormière	61,000	100,000	161,000
Maurice E.P. Gunderson	71,000	100,000	171,000
Yvonne Hao	66,000	100,000	166,000
Ronald Hundzinski	61,000	100,000	161,000
Charles Kummeth	61,000	75,000	136,000
Byron T. Shaw II	66,000	100,000	166,000
John Stacey	56,000	100,000	156,000
Total	547,000	775,000	1,322,000

────────────────────

(1)	Reflects cash retainers for Board and committee service.
(2)

Reflects restricted stock awards granted under the 2013 Equity Incentive Plan. The amounts reported represent the grant date fair value of the restricted stock award, which is the closing trading price of a share of our common stock on the grant date multiplied by the number of shares subject to the award. The closing trading price of a share of our common stock on May 18, 2018 was $35.00 and the number of shares subject to each award on this table, excluding the award granted to Mr. Kummeth, is 2,857.  The closing trading price of a share of our common stock on August 1, 2018, the date Mr. Kummeth was appointed to the Board, was $44.60 and the number of shares subject to the award to Mr. Kummeth shown on this table is 1,682.  The Company does not pay fractional shares.

(3)

Mr. Booth retired from the Board effective as of the 2018 annual meeting.  All of Mr. Booth’s compensation for service during 2018 was paid during 2017.  The 2,751 restricted shares that were awarded to Mr. Booth at the 2017 annual meeting vested on the date of his retirement.

At December 31, 2018, each current non-employee director, excluding Mr. Kummeth, had 2,857 unvested restricted stock awards, Mr. Kummeth had 1,682 unvested restricted stock awards, and Mr. Gunderson had 10,000 vested and unexercised stock option awards (granted to him from service as a director of the Company in prior years) having an exercise price of $11.08.

Director Stock Ownership Requirements

In February 2019, the Board adopted revised stock ownership requirements for the non-executive directors of the Company to further the alignment of shareholders and directors.  Non-executive directors are required to own common stock having a value of at least five times the base annual cash retainer, currently $50,000 (the additional cash retainer for service as chairman or lead independent director or for being a member or chair of a committee of the Board is not included in this computation).  Whether a non-executive director has met this minimum stock ownership requirement will be computed as of March 31 each year and is based on the 30-day average closing price of our common stock on such date. For purposes of such calculation, the following shares are included: shares held by directors individually, jointly or indirectly with his or her family members, or in a trust for the economic benefit of the director or his or her family members.  The value of “in-the-money” vested stock options and unvested restricted shares that vest based on the passage of time are also included for purposes of determining whether the director has met this requirement.  These new stock ownership requirements replace previous requirements pursuant to which each director was to hold stock having a value of at least $200,000 within four years of their election or appointment to the Board.  Non-executive directors have five years after the new requirements were adopted, or after such director is first elected or appointed to the Board, to become compliant; however, directors first elected or appointed prior to February 2019 remain subject to the prior $200,000 requirement in the interim.  As of December 31, 2018, all non-executive directors who were subject to the previous stock ownership requirements held common stock having a value in excess of $200,000.

The Compensation Committee is responsible for reviewing any non-compliance with the stock ownership requirements and recommending to the Board any actions necessary to remedy such non-compliance.

Our CEO, and all of our other executive officers, are subject to separate minimum stock ownership requirements.  See “Compensation Discussion and Analysis”.

Shareholder Communication with the Board

Shareholders wishing to send communications directly to the Board or to a specific director are asked to send such communications to Corporate Secretary, Gentherm Incorporated, 21680 Haggerty Road, Northville, MI 48167.  Shareholders sending such communications should clearly mark them as intended for delivery to the Board or to a specific director.  Our corporate secretary has been instructed by the Board to screen each communication so received only for the limited purposes of ascertaining (A) whether such communication is indeed from a shareholder and (B) whether such communication relates to the Company.  Our corporate secretary will promptly forward copies of all such communications that pass such limited screening to each director, in the case of communications to the entire Board, or to the particular director addressee.  Delivery by our corporate secretary will be completed by mail, facsimile or e-mail, as our corporate secretary determines appropriate.

If a shareholder’s communication to the Board involves or concerns our corporate secretary, or if a shareholder has another appropriate reason for communicating to the Board through a means other than through our corporate secretary, such shareholder is asked to send such communication to the attention of either the Company’s President or the Chairman of the Board, in either case at the address above.  Any such communication should clearly state that it is a shareholder communication and should clearly state the reason it was not delivered to our corporate secretary for further delivery to the Board.

COMPENSATION DISCUSSION AND ANALYSIS

This section of the proxy statement explains our compensation philosophy, objectives and design, our compensation-setting process and our executive compensation program components, as well as the decisions made for 2018 with respect to each of our named executive officers.  This section also provides certain other information as additional context for the “Named Executive Officer Compensation Tables” that follow.

Our named executive officers (“NEOs”) for 2018 and their titles during such period were:

Name	Title
Phillip M. Eyler	President and Chief Executive Officer
Barry G. Steele (1)	Vice-President of Finance, Chief Financial Officer and Treasurer
Frithjof R. Oldorff	President of Automotive Climate and Comfort
Kenneth J. Phillips	Senior Vice President, General Counsel and Secretary
Yijing Brentano	Senior Vice President, Investor Relations and Corporate Communications

(1)

Mr. Steele resigned from the positions of Vice-President Finance, CFO and Treasurer on January 1, 2019 and ceased to be an employee of the Company on February 15, 2019.  Matteo Anversa was appointed Executive Vice-President, Chief Financial Officer and Treasurer on January 1, 2019.

Executive Summary

2018 Performance Highlights

During 2018, the automotive industry continued to face headwinds.  Nevertheless, Gentherm outperformed both the industry and the competition and is well positioned to face the expected continued headwinds.  Highlights of our 2018 performance include:

•	Record product revenues company-wide of $1,038.3 million increased 5.3% from $985.7 million in 2017
•	Revenues in the Automotive segment rose nearly 8%
•	GAAP diluted earnings per share was $1.16 as compared with $0.96 for the prior-year period
•	We achieved a record $1.6 billion in new automotive program awards
•	In Battery Thermal Management, we launched the industry's first thermoelectric BTM solution for 48-volt lithium-ion batteries and the second thermoelectric BTM system
•	In Medical, we brought innovative solutions to the marketplace and ended 2018 with strong momentum, particularly in international markets
•	We strengthened culture around customer focus, global mindset, employee engagement and inclusion, as well as performance and accountability

We believe our strong absolute and relative TSR (versus the broader market and our industry peers) over the last year demonstrates that investors recognize the progress we have made in executing on our strategic plan.

*$100 invested on 12/31/13 in stock or index, including reinvestment of dividends.
Fiscal year ending December 31.

Response to Say-on-Pay Result

The Company’s say-on-pay proposal presented at the 2018 annual meeting of shareholders, whereby shareholders were asked to provide advisory approval of the Company’s compensation for its named executive officers in 2017, received support of 37% of votes cast (not including abstentions and broker non-votes).

Following this disappointing result, the Gentherm team (including members of management and often the Chair of the Compensation Committee), undertook a significant engagement effort to solicit feedback from shareholders on our executive compensation program and changes we were contemplating to more tightly align our compensation program to performance, our strategy, and shareholders. Since our 2018 annual meeting, we reached out to shareholders representing over 48% of our outstanding common stock and we engaged with shareholders representing 42% of our outstanding common stock, based on shareholdings as of the date we began our outreach.

Below is a list of the most common feedback we heard from shareholders and how we have responded to the feedback:

Element	What We Heard	What We Did
Long-Term Incentive Program	Strengthen alignment between pay outcomes and performance; should consider including an element of performance-based equity awards

Introduced new long-term incentive program of 60% performance-vested restricted stock units (“PSUs”) and 40% time-vested restricted stock units (“RSUs”) for executive officers and other senior managers; replaced the previous long-term incentive program consisting of only time-vested restricted stock and time-vested stock options

Annual Bonus Plan	Add more rigor and transparency regarding the impact of individual performance on the annual bonus payout

For CEO, removed individual performance modifier in bonus plan, with annual bonus only subject to Company performance measures.  For non-CEO executive officers, enhanced individual performance modifier methodology in bonus plan to ensure targets are objective, measurable, and tied to strategic plan

Stock Ownership Guidelines	Strengthen stock ownership guidelines so that CEO and executive officers have more stake in the company	Enhanced stock ownership guidelines for directors and management
CEO Retirement Program	Program overall should have more pay at risk	Established a performance-based defined contribution program; employer discretionary contributions are made only if rigorous financial goals are achieved
Tax Gross-Up	Remove tax gross ups	Removed tax gross-up provision in CEO employment agreement
Disclosure	Enhance disclosure so that shareholders can better understand the rationale underlying pay decisions	Committed to provide more disclosure on pay decisions

Overview of Compensation Program

The following table sets forth the primary purpose and key features of each component of our NEO compensation program in 2018.

Element Pay Philosophy Key Features Components Base Salary Attracts employees in a competitive market Preserves employee’s commitment during downturns in our industry and/or equity markets generally Initial base salaries are based on experience, responsibilities, the market for the role, anticipated individual growth, internal equity pay and other subjective factors Annual review with merit-based increase, benchmarked to market Cash Bonus Rewards achievement of rigorous company financial and operational goals and individual performance Attracts and retains employees for short term Aligns executives with Company  operating performance Drives profitable growth through revenue and earnings targets Achieves pay for performance goal Cash bonus up to a predetermined amount, as a percentage of market-based salary Subject to periodic review, with reference to market Paid annually based on full year results Company Financial Performance Adjusted EBITDA1 Revenue Individual Performance Scale Level (excl. CEO) Equity Awards Incentivizes executives to increase long-term shareholder value Aligns management with shareholders Attracts and retains employees for long term Achieves pay for performance goal New program introduced in 2018 consisting of PSUs and RSUs Based on the executive’s position, current salary, and competitiveness in the market 60% PSUs 3 year ROIC 3 year Relative TSR Cliff vesting 40% RSUs 3 year ratable vesting

(1)

Company earnings before interest, taxes, depreciation and amortization, deferred financing cost amortization, transaction expenses, debt retirement expenses, unrealized currency gain or loss, unrealized revaluation of derivatives (the foregoing being the same as the definition of “Adjusted EBITDA” as used in the Company’s external earnings disclosures), subject to further adjustment for other extraordinary items as determined by the Compensation Committee

Majority of Compensation at Risk

CEO. Our CEO did not receive any equity awards in 2018, following his award of sign-on restricted stock and stock options upon his appointment to the CEO role in December 2017.  For 2019, his mix of pay at target, will be as follows, with nearly 60% of total target direct pay in the form of equity (60% PSUs and 40% RSUs), and nearly 80% at risk:

2019 (Est.) CEO Compensation1

(1)	Compensation at target based on CEO compensation structure for 2019
(2)	In 2018, CEO Phil Eyler did not receive equity grants

Other NEOs.  Our other NEOs also receive a significant portion of their total target direct pay at risk, with an average of 67% of pay at risk, with 50% in the form of equity.  The average 2018 pay mix for our NEOs (NEOs received equity in 2018, as opposed to the CEO, whose pay mix is provided for 2019) is as follows:

2018 Other NEO Compensation1

(1)	2018 pay at target; equity values based on number of target shares of PSUs and actual number of RSUs awarded multiplied by the 10-day average closing price of our common stock on the date of grant

Compensation Philosophy, Program Objectives and Key Features

The compensation program for NEOs is designed to attract, motivate and retain qualified executives and to provide them incentives to achieve or exceed the Company’s annual operational and financial goals and increase long-term shareholder value.  Under this program, our NEOs are rewarded for their service to the Company, the achievement of performance goals and the realization of increased shareholder value.  We believe our NEO compensation program is structured appropriately to support our business objectives, as well as our culture.  The Compensation Committee regularly reviews the Company’s NEO compensation program to ensure the fulfillment of our compensation philosophy and goals.

Process for Making Compensation Determinations

Advisors Utilized in Determination of Executive Compensation

Management.  In determining the compensation of executive officers, the Compensation Committee receives significant input from the Company’s President and Chief Executive Officer as well as the Company’s Chief Human Resources Officer.  These individuals have the most involvement in, and knowledge of, the Company’s business goals, strategies and performance, the overall effectiveness of the management team and each person’s individual contribution to the Company’s performance.  For each executive officer, the above officers make a compensation recommendation, which is reviewed by the Chairperson of the Compensation Committee and presented to such Committee.  The President and Chief Executive Officer, and the Chief Human Resources Officer, do not provide input with respect to their own compensation.  Management also provides the Compensation Committee with information regarding the individual’s experience, current performance, potential for advancement and other subjective factors.  The Compensation Committee retains the discretion to modify the recommendations of management and reviews such recommendations for their reasonableness based on individual and Company performance as well as market information.  It is not uncommon for the Compensation Committee to modify the initial executive compensation recommendations made by management following due inquiry.

The Compensation Committee works with management to set the agenda for Compensation Committee meetings, and the President and Chief Executive Officer is invited regularly to attend such meetings. The Compensation Committee also meets regularly in executive session to discuss compensation issues generally outside the presence of management, as well as to review the performance and determine the compensation of the President and Chief Executive Officer.  The President and Chief Executive Officer is never present during Compensation Committee discussions or deliberations involving his compensation.

Third-Party Consultants.  As described under “Board Matters – Committees of the Board”, during 2018 the Compensation Committee engaged compensation consultants ClearBridge and Korn Ferry to provide input, analysis and advice about executive compensation philosophy, compensation design, equity usage and allocation to the Compensation Committee as well as general market and peer group information for purposes of determining 2018 long-term equity incentive compensation for executive officers and establishing a deferred compensation plan pursuant to which the President and CEO was allowed to participate.

Comparability

In evaluating management’s recommendations regarding the compensation of executive officers, the Compensation Committee considers the compensation offered by other similarly-situated companies, based on its review of information from various publications, its extensive experience with compensation practices in other businesses, information included in proxy statements of similar companies with comparable market capitalization and comparable revenues, its engagement of compensation consultants, and its members’ subjective review of the reasonableness and fairness of proposed compensation in light of all relevant circumstances.  The companies which the Committee considers to be comparable for purposes of the above analysis (based on revenue, market capitalization and industry), and for which the Committee has been provided data, include the following (ticker symbols in parentheses):

•CTS Corporation (CTS)	•Dorman Products, Inc. (DORM)
•Fabrinet (FN)	•Gentex Corp. (GNTX)
•Kimball Electronics, Inc. (KE)	•LCI Industries (formerly Drew Industries Inc.) (LCII)
•Littelfuse, Inc. (LFUS)	•Methode Electronics, Inc. (MEI)
•Modine Manufacturing Company (MOD)	•Shiloh Industries, Inc. (SHLO)
•Standard Motor Products, Inc. (SMP)	•Stoneridge, Inc. (SRI)
•Superior Industries International, Inc. (SUP)

2018 Compensation Determinations

Base Salary

In 2018, each named executive officer received an annual base salary paid in cash.  The initial base salaries were negotiated in connection with their hiring.

The Compensation Committee reviews the base salaries of the named executive officers on an annual basis and generally grants salary increases following such reviews.  Historically, base salary increases have been between 3-6% and represented a combination of a cost of living / inflation adjustment and a merit raise.  However, larger base salary increases are considered where market information indicates that an adjustment is appropriate, or when there is a significant change in executive’s scope of responsibility.

Consistent with prior years, in determining base salaries for 2018, the Compensation Committee considered an individual’s performance, position, experience and current salary, as well as the Company’s financial resources, the salaries of other executive officers and employees of the Company, and the base salaries paid by similarly-situated companies to individuals having similar job responsibilities as further discussed under “–Process for Making Compensation Determinations – Comparability.”  In the case of Mr. Eyler, his base salary for 2018 was not increased from his 2017 base salary because his first day of employment with the Company was December 4, 2017.  For Ms. Brentano, her base salary for 2018 was established when she started employment with the Company in February 2018.

For 2018, the Compensation Committee concluded to increase the base salaries for all NEOs, excluding Mr. Eyler and Ms. Brentano for the reasons stated above, by exactly 3% effective January 1, 2018.  No additional or special market adjustment or merit increase was deemed necessary.  As part of the employment negotiations with Mr. Eyler and Ms. Brentano, each of their initial base salaries was established based on market information and inducements to leave their then-current positions.

Bonus

The Compensation Committee reviews and approves each of the bonuses set forth below.  The Compensation Committee also establishes the annual incentive targets for each NEO in a manner consistent with determining base salaries.  For NEOs who begin employment with the Company during a year, annual performance bonuses are prorated based on the number of days worked during such year.

2018 Bonus Plan.  For 2018, a new bonus plan for senior level management, including all executive officers (collectively, “Senior Level Participants”), was implemented (the “2018 Senior Level Bonus Plan”).  Under the new plan, Senior Level Participants earned cash bonuses up to pre-determined amounts based on percentages of their respective base salaries (100% for Mr. Eyler, 60% for Mr. Steele and 50% for each other NEO), based in part on the financial performance of the Company and, except in the case of Mr. Eyler, based in part on the achievement of specific individual goals.  Mr. Eyler’s bonus is determine solely based on the financial performance of the Company.  The maximum bonus is 200% of the target bonus amount.

Company Performance.  For purposes of determining the Company’s financial performance for 2018, the Compensation Committee concluded to use the following two metrics and weigh those metrics equally.

Metric	Rationale	2018 Target (in millions)	Previous Year’s Actuals (in millions)
Adjusted EBITDA[1]	Appropriate supplemental measure of the Company’s overall operational performance	$160	2017: $148; 2016: $146; 2015: $152; 2014: $134; 2013: $81.5
Revenue	Measures management’s ability to grow the top line	$1,074	2017: $986; 2016: $917; 2015: $856; 2014: $811; 2013: $662

1. earnings before interest, taxes, depreciation and amortization, deferred financing cost amortization, transaction expenses, debt retirement expenses, unrealized currency gain or loss, unrealized revaluation of derivatives and other extraordinary items as determined by the Compensation Committee

Further, for 2018 the Compensation Committee determined that if a minimum Adjusted EBITDA result was not achieved for the bonus period (the “Minimum Metric”), no bonuses would be paid.  The Minimum Metric for 2018 was established by the Compensation Committee as 85% of the target Adjusted EBITDA, or $136 million.  Both targets were established based primarily on the Company’s annual operating plan.

At the beginning of 2018, only a few months after Mr. Eyler began as the new President and Chief Executive Officer of the Company, the Company began preparation of its revised strategic plan.  Two of the major elements of the strategic plan, which was announced on June 25, 2018, were disposal of the Cincinnati Sub-Zero industrial chambers and testing division (“CSZ-Industrial”) and disposal of the

Gentherm Global Power Technologies division (“GPT”).  The Company determined that those businesses were not consistent with the long-term strategic plan or the Company’s core competencies.  Assets underlying those businesses were reclassified for financial statement purposes as “held for sale” and the Company began its efforts to dispose of such businesses.  On February 1, 2019, CSZ-Industrial was sold.  Efforts are ongoing to market and sell GPT.  In light of these facts, the Compensation Committee concluded that the effects of the CSZ-Industrial and GPT businesses should be removed from the computations of Adjusted EBITDA and revenue for purposes of computing bonuses under the 2018 Senior Level Bonus Plan.  Furthermore, the Compensation Committee concluded to make additional minor adjustments to actual Adjusted EBITDA for purposes of the 2018 Senior Level Bonus Plan to reflect extraordinary costs associated with trade war tariffs (approximately $1.3 million) and certain older equity grants accounted for on a mark-to-market basis (approximately $800,000), neither of which amounts were taken into consideration when establishing the original targets.  The targets and actuals, after adjusting for the impact of the held for sale businesses and other minor adjustments as described above, were as follows:

Financial Metric	Target (in thousands)	Actual, After Adjustments (in thousands)	Achievement Percentage
Adjusted EBITDA	$160,000	$148,700	92.9%
Revenue	$1,074,000	$1,054,300	98.1%
Combined (weighted equally)			95.5%

The Company’s actual financial results, based on the relative achievement and equal weighting of the Adjusted EBITDA and revenue targets, are then applied to the following schedule to determine the percentage of each participant’s target bonus that is to be paid, prior to the individual adjustments discussed further below (and if the Company’s financial achievement falls between two levels, a linear calculation is made to determine the exact percentage applied):

Financial Achievement	Degree of Achievement	Percentage Applied
85% of the Target	Threshold	50%
100% of Target	Target	100%
120% or more of Target	Maximum	150%

As a result of these adjustments, the Company’s financial performance (without rounding) resulted in a payout level of 85.16%.

Individual Performance.  Each Senior Level Participant, excluding the CEO, established a number (generally 3-4) of individual performance targets for the year with the input and approval of their supervisor, additional review and approval by the CEO, and, in the case of executive officers, final review and approval by the Compensation Committee.  Each target is measurable and included a threshold amount, a target amount and a stretch amount.  Each target was weighted so that the sum of all targets equals 100%.  Achievement of the threshold performance for a particular goal, the lowest level of acceptable performance, resulted in a 50% score for that goal; achievement of the target performance for a particular goal resulted in a 100% score for that goal; and achievement of stretch performance for a particular goal or higher, a superior level of performance, resulted in a 150% score for that goal.  There is a linear adjustment to each score if goal achievement is between threshold and target or between target and stretch measurement points.  The sum of the weighted scores for all of the individual goals resulted in each participant’s performance modifier.

As noted above, our CEO’s bonus is not modified by his individual performance and his bonus is based solely on the Company’s financial performance as described above.  As a result, Mr. Eyler’s actual bonus for 2018 was computed as his target bonus of $750,000 multiplied by the Company’s achievement payout level of 85.16%, or $639,000.

We do not disclose the specific individual performance targets for our other NEOs, because each of these targets includes sensitive information that we believe would put us at a competitive disadvantage if disclosed.  For example, in 2018 these targets included items such as achievement of sales with a particular customer, successful cost cutting measures pertaining to a particular competitive product, achievement of new innovative technologies and other matters which we believe to be proprietary.  As a result, we are disclosing only the achievement percentages of each NEO of his or her individual goals in the table below.

Bonus Payouts.  Final 2018 bonus payouts for each of our NEOs were determined based on a combination of the Company’s performance and each participant’s performance modifier as follows:

Name	Base Salary	X	Bonus Target as % of Base Salary	X	Company Financial Performance Factor	X	Individual Performance Modifier	=	Payout
Phillip M. Eyler	$750,000		100%		85.16%		CEO bonus is based solely on financial performance		$639,000
Barry G. Steele(1)	$401,700		60%		85.16%		78%		$160,000
Frithjof R. Oldorff	$464,409		50%		85.16%		105%		$208,000
Kenneth J. Phillips	$404,330		50%		85.16%		135%		$232,000
Yijing Brentano(2)	$335,000		50%		85.16%		115%		$137,000
(1)

The payout shown for Mr. Steele was paid to him in accordance with the terms of the Steele Contract (as defined and described below under “Severance and Change in Control Benefits”) in connection with the termination of Mr. Steele’s employment with the Company.

(2)	Ms. Brentano joined the Company in February 2018; as a result, her total bonus payout is prorated for the partial year.

Bonuses are paid approximately two months after the end of the applicable performance period.  Unless an exception is granted by the Compensation Committee, a participant must be employed on the bonus payment date to be eligible to receive a bonus.

Make-Whole Bonuses for Mr. Eyler

On September 18, 2017 the Company and Mr. Eyler entered into a written agreement concerning Mr. Eyler’s employment with the Company (the “Eyler Contract”), which set forth the initial terms of Mr. Eyler’s employment.  The Eyler Contract included two Make-Whole Bonuses of $1 million each that were intended to compensate Mr. Eyler for payments that he was entitled to receive from his former employer but would no longer receive by accepting the position with the Company.  The first Make-Whole Bonus was paid in January 2018 and the second was paid in January 2019.  One of the $1 million payments is disclosed in the 2017 row of the Summary Compensation Table.  The second $1 million payment is disclosed in the 2018 row of the Summary Compensation Table.

Equity Awards – Annual Grants

Equity awards represent a significant portion of our NEO’s compensation, as the Compensation Committee continues to regard increasing long-term shareholder value as senior management’s primary objective.  We introduced a new long-term incentive program for our Senior Level Participants (which included all of our executive officers) in 2018, following the disappointing result we received on our 2018 Say-on-Pay vote and a comprehensive review of our overall compensation program.  Under the new program, 60% of target value is delivered via PSUs and 40% is delivered via RSUs.  Historically, we have delivered equity awards entirely via time-vested stock options and time-vested restricted stock.

Consistent with prior years, the size of the awards depended on the executive’s position and current salary, as well as management’s recommendations, competitiveness in the market, and other subjective factors deemed relevant by the Committee.

Awards of both PSUs and RSUs for 2018 were made in June 2018, following the establishment of the new plan.  In 2019, we granted the annual equity awards during the first quarter, and we expect generally to continue to utilize such timing in future years for annual grants as we have in the past.

Performance-Based Restricted Stock Units.  A target number of PSUs was granted to each NEO in June 2018.  PSUs will ultimately be earned and vest based on two equally weighted metrics: 1) total shareholder return (“TSR”), defined as stock price appreciation plus reinvested dividends, versus a custom comparator group at the end of three years; and 2) return on invested capital (“ROIC”) measured in fiscal year 2020.  TSR was selected because it is effective in aligning our NEOs’ performance with shareholder interests, is objective and allows for easy comparison versus our peers and competitors.  ROIC was selected as a metric because it aligns with our strategy to focus on businesses that have high revenue growth, strong return on investment and significant synergies across the business.

Any PSUs earned on either portion of the award vest three years from the grant date.  The payout scale is as follows:

	Relative TSR		Fiscal Year 2020 ROIC
	Percent Rank	Payout (as a % of Target)	Performance Level	Payout (as a % of Target)
Below Threshold	<25th	0%	<16%	0%
Threshold	25th	50%	16%	50%
Target	50th	100%	20%	100%
Max	>=75th	200%	>=22%	200%

Relative TSR Comparison Group

The following set of companies was selected by the Compensation Committee, with assistance from ClearBridge, for relative TSR comparison purposes.  The companies were identified to reflect companies that are impacted by the same external economic forces as Gentherm.  Specifically, companies were identified based on their industry and the correlation of their stock price movement with Gentherm’s.  Given that this comparison group is used for purposes of measuring relative TSR performance, and not for setting target pay levels, company size was not used as a factor in determining the comparison group.

Adient plc	American Axle & Manufacturing Holdings, Inc.	Aptiv PLC
BorgWarner Inc.	Cooper Tire & Rubber Company	Cooper-Standard Holdings Inc.
Dana Incorporated	Delphi Technologies PLC	Dorman Products, Inc.
Ford Motor Company	Fox Factory Holding Corp.	General Motors Company
Gentex Corporation	LCI Industries	Lear Corporation
Magna International Inc.	Modine Manufacturing Company	Motorcar Parts of America, Inc.
Sensata Technologies Holding PLC	Standard Motor Products, Inc.	Stoneridge, Inc.
Superior Industries International, Inc.	Tenneco Inc.	The Goodyear Tire & Rubber Company
Thor Industries, Inc.	Tower International, Inc.	Visteon Corporation
Winnebago Industries, Inc.

Restricted Stock Units.  RSUs vest ratably over three years, with one third vesting on each anniversary of the grant date.

2018 Award Values.  The award values for equity granted in 2018 was determined by the Compensation Committee primarily based on peer group data for similar positions, as well as the executive’s current position and salary, and is shown below.  These amounts were divided by the 10-day average closing price of our common stock on the date of grant and rounded up to the nearest whole share to determine the number of target shares of PSUs and the actual number of RSUs to be awarded.  Our CEO did not receive an equity award in 2018 as a result of the sign-on awards of options and restricted stock he received upon appointment to the role in December 2017.

Name	Target PSUs ($)	RSUs ($)	Total Equity Award ($)
Phillip M. Eyler	Did not receive an equity award in 2018
Barry G. Steele	$390,000	$260,000	$650,000
Frithjof R. Oldorff	$450,000	$300,000	$750,000
Kenneth J. Phillips	$390,000	$260,000	$650,000
Yijing Brentano	$240,000	$160,000	$400,000

The 10-day average closing price of our common stock on June 11, 2018, the date the RSUs were awarded to the NEOs, was $36.335.   As a result, the number of target PSUs and actual RSUs awarded was as follows:

Name	Target PSUs (#)	RSUs (#)	Total Equity Award (#)
Phillip M. Eyler	Did not receive an equity award in 2018
Barry G. Steele	10,733	7,156	17,889
Frithjof R. Oldorff	12,385	8,257	20,642
Kenneth J. Phillips	10,733	7,156	17,889
Yijing Brentano	6,605	4,403	11,008

Performance-based Deferred Compensation Plan

On December 31, 2018, the Company adopted the Gentherm Incorporated Deferred Compensation Plan, effective January 1, 2019 (the “Deferred Compensation Plan"). The Deferred Compensation Plan’s purpose is to attract and retain individuals, including Mr. Eyler, who will contribute significantly to the future business success of the Company.  The Plan is intended to provide retirement income benefits to participants, but is not a Supplemental Executive Retirement Program (“SERP”) or a traditional executive pension plan.

The Deferred Compensation Plan is unfunded and permits participants to make annual elections to defer all or a portion of their base salary and annual bonus for the subsequent year, and to receive employer contributions, which such participants would have been able to make and receive under the Company’s existing Retirement Savings Plan (the “401(k) Plan”) but for certain salary reduction and related limitations of the Internal Revenue Code of 1986, as amended.  Participants benefit from the deferral of current compensation and the associated taxes thereon until a future date, and also receive tax deferred investment returns on these deferred amounts.

On December 31, 2018, the Company authorized Mr. Eyler to be eligible to receive a performance-based award under the Deferred Compensation Plan pursuant to a Deferred Compensation Agreement, by and between the Company and Mr. Eyler, effective January 1, 2019 (the “Eyler DC Agreement”).  The Eyler DC Agreement provides that Mr. Eyler is eligible to receive annual incentive compensation based on Company achievement of earnings before interest, taxes, depreciation, amortization and other adjustments compared to a target amount, in each case defined in the same manner as the Company’s annual bonus plan for executives, with metrics to be determined by the Compensation Committee. Mr. Eyler’s maximum annual incentive compensation award under the Eyler DC Agreement is 30% of Mr. Eyler’s base salary in the immediately preceding calendar year.  Mr. Eyler will become vested in such award on January 1, 2020, 2021, 2022 and 2023 in an aggregate amount of 20%, 40%, 60% and 100%, respectively, if he continues to serve as an employee of the Company through such vesting dates.  Mr. Eyler will become immediately vested in such award, if earlier, upon his death or Disability (as defined in the Deferred Compensation Plan) or upon a Change in Control (as defined in the Deferred Compensation Plan).

Defined Benefit Plan

Our German subsidiary, Gentherm GmbH, maintains a defined benefit plan for former and current members of its management team (the “German Defined Benefit Plan”).  The German Defined Benefit Plan is expected to be funded exclusively by participants’ pre-tax contributions and the earnings on those contributions.  However, the amount of future benefits to which a participant is entitled, while based on the amount of such participant’s contributions to the German Defined Benefit Plan, is subject to minimum future guaranteed returns on those contributions.  As a result, the German subsidiary records a liability for the amount that projected future benefit payments exceed projected future defined benefit plan assets.  For the year ended December 31, 2018, Mr. Oldorff was eligible to participate in the German Defined Benefit Plan; however, he did not make any voluntary contributions to the German Defined Benefit Plan in 2018.

The German Defined Benefit Plan is further described in Note 10 to the audited financial statements included in our annual report on Form 10-K for the year ended December 31, 2018.

Other than Mr. Oldorff, no other NEOs are participants in any defined benefit plan.

Other Benefits and Perquisites

•

401(k) Plan.  The Company maintains the 401(k) Plan to provide all eligible U.S. employees with a means to accumulate retirement savings on a tax-advantaged basis.  For 2018, on a discretionary basis, the Company matched 100% of each employee’s contributions up to a contribution equal to 4% of the employee’s compensation, with such employee contributions subject to IRS limitations.  The Company may, but is not required to, make additional discretionary contributions.  The Company has not made any discretionary contribution to the 401(k) Plan since its inception.

•	Vacation Pay. Upon specified events, our employees, including the NEOs, receive lump-sum payments for accumulated vacation time in excess of specified amounts.
•

Other Perquisites. The Company provides each NEO with the use of a Company-owned automobile.  The Company believes it is important that our named executive officers thoroughly understand our products and present themselves to others as users of our products.  The automotive segment represents our largest product segment.  During 2018, the Company also provided club memberships to Mr. Eyler and Mr. Oldorff which facilitates entertainment of current and potential customers and suppliers and other business associates, and are also used for meeting locations.  We allocate the costs of these perquisites between business and personal use and report the personal-use portion as compensation to the applicable named executive officers and report such personal-use portion on the Summary Compensation Table under the column “All Other Compensation”.  As part of his relocation to the United States, Mr. Oldorff is entitled to certain housing and travel allowances as additional perquisites.

Severance and Change in Control Benefits

General.  Other than the Deferred Compensation Plan, the German Defined Benefit Plan and the 401(k) Plan described above, the Company does not provide or maintain any post-retirement medical benefits, non-qualified deferred compensation plans or retirement or pension plans for NEOs.  The Company’s equity compensation plans contemplate possible acceleration of vesting upon, and exercisability of awards following, a termination of a participant’s employment.  See “Named Executive Officer Compensation Tables – Potential Payments Upon Termination or Change in Control” for further information.

Mr. Eyler.  The Eyler Contract provides for certain benefits to him upon termination of his employment with the Company, including upon a change in control.  See “Named Executive Officer Compensation Tables – Potential Payments Upon Termination or Change in Control” for information regarding the potential payments and benefits payable to Mr. Eyler following a termination of employment under the terms of the Eyler Contract.

Mr. Steele.  On December 11, 2018, the Company and Mr. Steele entered into a written agreement concerning Mr. Steele’s separation from the Company (the “Steele Contract”). In consideration for Mr. Steele’s assistance in providing transition services to the Company related to the appointment of the Company’s new Chief Financial Officer and other factors, the Steele Contract provides for certain payments and benefits to Mr. Steele as of the date of the public announcement and upon Mr. Steele’s final termination of employment.  See “Named Executive Officer Compensation Tables – Potential Payments Upon Termination or Change in Control” for information regarding the payments and benefits paid and payable to Mr. Steele under the Steele Contract in connection with his separation from the Company.

Mr. Oldorff.  The Company and Mr. Oldorff are parties to an Executive Relocation and Employment Agreement with an effective date of August 1, 2015 (“Oldorff Contract”), which sets forth the material terms of his compensation.  The Oldorff Contract provides for certain benefits to him upon termination of his employment with the Company.  See “Named Executive Officer Compensation Tables – Potential Payments Upon Termination or Change in Control” for information regarding the potential payments and benefits payable to Mr. Oldorff following a termination of employment under the terms of the Oldorff Contract.

Compensation Governance

Overview of Compensation Governance Best Practices

What We Do		What We Prohibit
•	New long-term equity award plan introduced in 2018; 60% of awards for NEOs delivered via PSUs, 40% delivered via RSUs (page 27)	•	Guaranteed bonuses or equity grants (excluding new hires) (page 25-27)
•	Over 75% of CEO’s total direct compensation is at risk, with nearly 60% delivered via long-term equity awards (based on estimated 2019 target direct pay) (page 23)	•	Repricing/replacement of underwater stock options and SARs (page 31)
•	Distinct performance metrics used in annual incentive plan and long-term PSUs (pages 25-27)	•	Pledging, hedging and use of derivatives (page 31)
•	CEO’s annual incentive based solely on Company performance on key financial metrics (page 25)	•	Extensive perquisites (page 29)
•	Stock ownership guidelines applicable to our executive officers and directors (page 31)	•	Tax gross-ups (page 32)
•	Annual say-on-pay shareholder vote (page 51)
•	Compensation Committee oversight to confirm no undue risk in compensation programs of the Company (page 24)
•	Adopted clawback policy (page 31)
Double-trigger change in control benefit for the CEO (page 40)

Executive Stock Ownership Guidelines

During February 2019, we significantly revised and enhanced our stock ownership guidelines as follows:

Population	Previous Requirement	New Requirement
Chief Executive Officer	Common stock having a value of at least $200,000	3x Base Salary
Other Executive Officers	No requirement	1x Base Salary
Directors	Common stock having a value of at least $200,000	5x Annual Cash Retainer

The CEO and other executive officers must meet the minimum amount of holdings by the later of five years after the date these guidelines were adopted or five years after such individual is first appointed.  Directors must meet the minimum amount of holdings by the later of four years after the date these guidelines were adopted or four years after the Director is first appointed or elected; provided, however, that Directors first appointed or elected prior to the date these guidelines were adopted are subject to the Company’s previously existing stock ownership and holding guidelines until they have met the minimum holding requirements hereunder. See “Board Matters – Director Compensation” for further information.

Timing and Pricing of Equity Grants

The Compensation Committee does not coordinate the timing of equity grants with the release of material non-public information. The Compensation Committee usually considers equity awards for executive officers on an annual basis at regularly scheduled meetings of the Compensation Committee, which are generally scheduled a year or more in advance, and for new hires as applicable.

In accordance with the 2013 Equity Incentive Plan, the exercise or base price of stock option or stock appreciation right (“SAR”) awards is at least 100% of the fair market value of our common stock on the date of grant (which date is not earlier than the date the Compensation Committee approves such award).  The Compensation Committee is authorized to modify, extend or renew outstanding stock options or SARs or accept the cancellation or surrender of such awards.  However, except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), the Compensation Committee may not take actions that would constitute a repricing of stock options or SARs without satisfying the applicable shareholder approval requirements of Nasdaq.  In particular, the 2013 Equity Incentive Plan prohibits direct repricings (lowering the exercise price of a stock option or the base price of a SAR) and indirect repricings (cancelling an outstanding stock option or SAR and granting a replacement or substitute stock option or SAR with a lower exercise or base price, or otherwise exchanging such awards for cash, stock options, SARs or other awards).

Prohibition on Hedging or Pledging Company Securities

In addition to the restrictions set forth in SEC regulations, the Board has adopted a Statement of Policy for Securities Trading by Company Personnel which prohibits the hedging or pledging of Company securities.  The policy prohibits pledging of Company securities or holding Company securities in a margin account.

Clawback Policy

The Compensation Committee adopted a Clawback Policy effective January 1, 2017.  Under the Clawback Policy, in the event the Company is required to make an accounting restatement to correct an error that is material to its previously issued financial statements under applicable securities laws, and the Compensation Committee has determined that any bonus, retention award, or incentive compensation has, based on the erroneous financial statements, been paid to any executive officer who knowingly or through gross negligence engaged in the activity that caused such restatement to be necessary, or who knowingly or through gross negligence failed to prevent such activity, the Committee shall have the discretion to take such action as it deems necessary to recover the compensation so paid, remedy the misconduct, and prevent its recurrence.  The Clawback Policy gives the Compensation Committee authority to seek reimbursement of bonuses, retention awards, or incentive compensation paid to an affected executive officer, cancellation of any equity awards granted to such officer, and reimbursement of any gains realized by such officer on the exercise of rights attributable to such awards. The amount recoverable in each case is limited to the extent to which such bonus, retention award, or amount of incentive compensation was calculated based upon the achievement of certain financial results that were subsequently reduced due to a restatement.  The recovery period under the Clawback Policy is three full years preceding and including the date the Board concludes, or reasonably should have concluded based on evidence available to it, that the Company’s financial statements contained a material error.

Tax and Accounting Implications

Deductibility of Executive Compensation

Section 162(m) of the Code provides that annual compensation in excess of $1 million paid to a company’s principal executive officer, principal financial officer and the three other highest compensated executive officers is not deductible by the company for federal income tax purposes.  The Committee intends to continue to review the application of Section 162(m) of the Code with respect to any future compensation arrangements considered by the Company. However, to maintain flexibility in compensating the Company’s executive officers to meet a variety of objectives, the Committee reserves the right to compensate Company executives in amounts deemed appropriate and competitive, regardless of whether such compensation is deductible for federal income tax purposes.  Section 162(m) of the Code is expected to prevent the Company from deducting a portion of the compensation paid to our NEOs in 2018.

Nonqualified Deferred Compensation

Section 409A of the Code provides that amounts deferred under nonqualified deferred compensation arrangements will be included in an employee’s income when vested, as well as be subject to additional taxes, penalties and interest, unless certain requirements are complied with.  The Company believes that its compensation arrangements satisfy, or are exempt from, the requirements of Section 409A.

Change in Control Payments

If a company makes “parachute payments,” Section 280G of the Code prohibits the company from deducting the portion of the parachute payments constituting “excess parachute payments” and Section 4999 the Code imposes on the payee a 20% excise tax on the excess parachute payments. For this purpose, parachute payments generally are defined as payments to specified persons that are contingent upon a change in control in an amount equal to or greater than three times the person’s base amount (i.e. the five-year average Form W-2 compensation). The excess parachute payments, which are nondeductible and subject to a 20% excise tax, equal the portion of the parachute payments that exceeds one times the payee’s base amount.

The Eyler Contract and the Company’s equity incentive plans may entitle participants to receive payments in connection with a change in control that may result in excess parachute payments.  Originally, the Eyler Contract provided that, if any payment Mr. Eyler is entitled to receive in connection with a change in control constitutes a “parachute payment” within the meaning of Section 280G of the Code and is subject to the excise tax imposed by Section 4999 of the Code, then the Company would have grossed-up the amount of such payment to an amount which, after reduction for all taxes (including the excise tax) imposed on both the payment and the gross-up, exactly equals the amount of the payment after reduction for all taxes imposed on the payment other than the excise tax.  Mr. Eyler was entitled to a similar benefit from his previous employer and the Company originally agreed to provide the foregoing benefit to entice Mr. Eyler to accept a position with the Company.  However, on December 7, 2018, Mr. Eyler and the Company agreed to terminate the foregoing tax gross-up benefit.

As a result of the elimination of the tax gross-up benefit described above, the Company is not obligated to pay any tax gross-ups with respect to the excise tax imposed on any person who receives excess parachute payments.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis (“CD&A”) in this proxy statement with management, including Messrs. Eyler and Anversa. Based on such review and discussion, the Committee recommended to the Board that the CD&A be included in the Company’s annual report on Form 10-K for the year ended December 31, 2018 and the proxy statement for the 2019 annual meeting.

The Compensation Committee

Yvonne Hao, Chairperson

Francois Castaing

Sophie Desormière

John Stacey

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

All members of the Compensation Committee during 2018 were independent directors and none of them is or has been an employee or officer of ours.  During 2018, none of our executive officers served on the compensation committee (or equivalent) or the board of directors of another entity whose executive officer(s) served on the Compensation Committee or the Board.

NAMED EXECUTIVE OFFICER COMPENSATION TABLES

Summary Compensation Table for 2018

The table below summarizes the total compensation paid or earned by the named executive officers in 2018, 2017 and 2016.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Phillip M. Eyler(6)	2018	750,000	1,000,000	—	—	639,000	12,825	2,401,825
President and Chief Executive	2017	62,500	1,312,500	1,065,000	1,874,675	—	2,500	4,317,175
Officer
Barry G. Steele(7)	2018	401,700	—	722,672	—	—	241,169	1,365,541
Vice-President of Finance, Chief	2017	390,000	194,695	920,826	416,610	—	24,108	1,946,239
Financial Officer and Treasurer	2016	360,500	165,125	488,560	321,570	—	17,248	1,353,003
Frithjof R. Oldorff(8)	2018	464,410	—	833,889	—	208,000	110,263	1,616,562
President of Automotive Climate	2017	450,883	212,592	975,471	416,610	—	105,724	2,161,280
and Comfort	2016	437,750	196,626	406,400	321,570	—	99,136	1,461,482

Kenneth J. Phillips	2018	404,330	100,000	722,672	—	232,000	14,773	1,473,775
Senior Vice‑President, General	2017	392,533	221,693	923,098	416,610	—	17,240	1,971,174
Counsel and Secretary	2016	381,100	170,275	488,560	321,570	—	24,476	1,386,251
Yijing Brentano(9)	2018	280,903	100,000	444,698	—	137,000	69,072	1,031,673
Senior Vice-President, Investor
Relations & Corporate Communications

────────────────────

(1)

Amounts reported for each year reflect bonuses earned in that year, even if paid in a subsequent year.  Amounts reported for 2016 and 2017 reflect cash payments under the annual bonus plan for such year and, in the case of Mr. Eyler, also represent cash sign-on and make-whole bonuses.  Amounts reported for 2018 represent a cash make-whole bonus for Mr. Eyler, a special cash bonus awarded to Mr. Phillips for his efforts as Interim Chief Human Resources Officer of the Company and a sign-on cash bonus for Ms. Brentano.

(2)

Amounts reported reflect the aggregate grant date fair value of RSUs and PSUs.  All awards in this column for 2018 relate to awards granted to the NEOs in 2018 under the 2013 Equity Incentive Plan.  40% of the awards in this column for 2018 are time-vested RSUs and 60% are PSUs, with one-half of the PSUs based on relative TSR achievement and one-half based on ROIC achievement.  Under FASB ASC Topic 718, the provisions of the PSUs that vest upon the achievement of relative TSR are considered a market condition, and therefore the effect of that market condition is reflected in the grant date fair value for this portion award. A third party was engaged to complete a “Monte Carlo simulation” to account for the market condition.  That simulation takes into account the beginning stock price of our common stock, the expected volatilities for the TSR comparator group, the expected volatilities for the Company’s stock price, correlation coefficients, the expected risk-free rate of return and the expected dividend yield of the Company and the comparator group.  The single grant-date fair value computed by this valuation method is recognized by the Company in accounting for the awards regardless of the actual future outcome of the relative TSR feature. Therefore, there is no separate maximum grant-date fair value reported with respect to the relative TSR PSUs.  The grant date fair value of the remaining PSUs and RSUs are calculated as the closing price of our common stock as quoted on Nasdaq on the grant date multiplied by the number of shares subject to the award. ROIC is considered a performance condition and the grant-date fair value used in this table for ROIC PSUs corresponds with management's expectation of the probable outcome of the performance condition as of the grant date. The maximum grant-date fair value for the ROIC PSUs granted in 2018 are as follows: Mr. Steele, $399,626 (compared to $199,813 included in the table); Mr. Oldorff, $461,130 (compared to $230,565 included in the table); Mr. Phillips, $399,626 (compared to $199,813 included in the table); and Ms. Brentano, $245,942 (compared to $122,971 included in the table).
(3)	Amounts reported reflect the aggregate grant date fair value of option awards.
(4)

Amounts reported for each year reflect non-equity incentive compensation earned in that year, even if paid in a subsequent year.  For example, bonuses under the 2018 Bonus Plan were paid in March 2019 but are reported as bonus earned by the NEO in 2018.  All amounts reported for 2018 include payments under the 2018 Bonus Plan.

(5)

Amounts reported for 2018 include the following: Mr. Steele’s severance for which performance had been completed as of December 31, 2018 (including $160,000 as bonus determined in accordance with the 2018 Senior Level Bonus Plan and $66,516 in accrued but unused vacation); 401(k) match paid for the benefit of Mr. Oldorff, Mr. Phillips and Ms. Brentano in the amount of $11,000; personal use of automobile for the NEOs, including $15,441 for Mr. Oldorff; a housing allowance for Mr. Oldorff in the amount of $69,600; a travel allowance for family visits to his home country of Germany for Mr. Oldorff in the amount of $29,662; and a relocation benefit for Ms. Brentano of $58,072.

(6)	Mr. Eyler was appointed the President and Chief Executive Officer of the Company on December 4, 2017.
(7)	Mr. Steele resigned from the positions of Vice-President Finance, Chief Financial Officer and Treasurer on January 1, 2019.
(8)	Certain cash payments reported for Mr. Oldorff were paid in Euros and converted into U.S. Dollars based on the exchange rate at the time of each applicable payment.
(9)	Ms. Brentano joined the Company in February 2018; as a result, her salary and target bonus were prorated for the partial year.

Narrative Discussion of Summary Compensation Table

Employment Agreements

Mr. Eyler and Mr. Oldorff are the only NEOs that have employment agreements.  See “Named Executive Officer Compensation Tables – Potential Payments Upon Termination or Change in Control” for information regarding the potential payments and benefits payable to Mr. Eyler and Mr. Oldorff following a termination of employment under the terms of their employment agreements.

Mr. Eyler.  On September 18, 2017, the Company and Mr. Eyler entered into the Eyler Contract concerning Mr. Eyler’s employment with the Company.  The Eyler Contract does not provide for a fixed duration and Mr. Eyler is an at-will employee of the Company.  The Eyler Contract provides for an initial annual base salary of $750,000, subject to periodic review and increase, eligibility for bonus compensation, with a target bonus of 100% of annual base salary (prorated for 2017) and other ancillary benefits, such as paid vacation, use of a Company-owned automobile and health and welfare benefits, generally consistent with those provided to other Company executive officers.  Under the terms of the Eyler Contract, Mr. Eyler received a signing bonus of $250,000, payable after Mr. Eyler’s first day of employment, which was December 4, 2017.  The Eyler Contract also included two Make-Whole Bonuses that were intended to compensate Mr. Eyler for payments that he was entitled to receive from his former employer but would no longer receive by accepting the position with the Company.  The Make-Whole Bonuses were payable and paid as follows: (1) $1,000,000 no earlier than January 1, 2018 and no later than March 31, 2018 (such amount was paid on January 31, 2018) and (2) $1,000,000 no earlier than January 1, 2019 and no later than March 31, 2019 (such amount was paid on January 31, 2019).  The amount of $1,000,000 was required to be repaid if Mr. Eyler’s employment was terminated for “cause” or without “good reason”, each as defined in the Eyler Contract, before December 4, 2018.  Also pursuant to the Eyler Contract, the Company granted 30,000 restricted stock awards and 212,500 stock options as of December 4, 2017. Such shares of restricted stock and stock options vest in three and four equal annual installments, respectively, with the first such annual vesting occurring on the first anniversary of Mr. Eyler’s start of employment with the Company, which start date was December 4, 2017.

Mr. Oldorff. On August 1, 2015, the Company and Mr. Oldorff entered into the Oldorff Contract concerning Mr. Oldorff’s employment with the Company.   The Oldorff Contract provides for: (A) an initial three-year term (however, on October 3, 2017 the term was extended until July 1, 2019); (B) an initial annual base salary of $425,000, subject to periodic review and increase; (C) eligibility for bonus compensation, with a target bonus of 50% of annual base salary; (D) eligibility for equity compensation at the discretion of the Board, generally on the same terms and conditions as other senior executive officers (although the award size can vary); (E) other ancillary benefits, including benefits under the Company’s welfare benefit programs generally as provided to other senior executive officers and use of a Company-owned car; (F) continuing ancillary benefits applicable to German executives or German expatriates, including minimum contributions to maintain eligibility for the statutorily required pension and health insurances and life insurance programs, and specified airfare for personal travel; (G) housing expenses and relocation expenses, each as approved by the Company’s chief executive officer; and (H) an income differential tax benefit, such that Mr. Oldorff will pay the income taxes that he would have paid had he been an employee of the German subsidiary and residing in Germany and the Company will reimburse Oldorff for the income tax amounts payable in excess thereof.

Separation Agreement

Mr. Steele.  On December 11, 2018, the Company and Mr. Steele entered into the Steele Contract concerning Mr. Steele’s separation from the Company. In consideration for Mr. Steele’s assistance in providing transition services to the Company related to the appointment of the Company’s new Chief Financial Officer and other factors, the Steele Contract provides for certain payments and benefits to Mr. Steele as of the date of the public announcement and upon Mr. Steele’s final termination of employment.

See “Named Executive Officer Compensation Tables – Potential Payments Upon Termination or Change in Control” for information regarding the payments and benefits paid and payable to Mr. Steele under the Steele Contract in connection with his separation from the Company.  With respect to accelerated equity awards in connection with his separation (consisting of 9,398 shares of restricted stock granted to Mr. Steele on October 3, 2017 that were scheduled to vest on April 3, 2019 and options to purchase 24,000 shares of Company common stock and 7,083 shares of restricted stock that were scheduled to vest during February 2019) the total value of such awards at the time of acceleration was $763,770.  Related to these equity awards, a total of $1,085,589 had been reported in Summary Compensation Tables in prior years, a difference of $321,819.

Stock Awards and Option Awards

The Stock Awards for Messrs. Steele, Oldorff and Phillips for 2017 include, in addition to recurring annual grants, the special one-time retention awards issued on October 3, 2017.  Pursuant to such awards, each applicable executive officer received a fixed number of shares of restricted common stock in the Company that vests on the 18-month anniversary of the grant date, or April 3, 2019; however, such restricted shares will automatically vest if the executive officer’s employment is terminated without “cause” or for “good reason”, each as defined in the award agreement.  These shares of restricted stock were awarded by the Compensation Committee as a means of retaining executive officers during the transition of the office of President and Chief Executive Officer and for a period of time thereafter.  Pursuant to the terms of the Steele Contract, the restricted shares under the special one-time retention award issued to Mr. Steele vested on December 12, 2018 when his successor was named.

Bonuses

For Mr. Eyler, the amount reported as bonus in 2018 represents $1,000,000 in Make-Whole Bonus pertaining to his initial employment acceptance.  Per the terms of the Eyler Contract, if, prior to the first anniversary of Mr. Eyler’s start date with the Company, which was December 4, 2017, Mr. Eyler’s employment would have been terminated for “cause” or without “good reason”, each as defined in the Eyler Contract, $1,000,000 would have been required to be repaid to the Company; consequently, a $1,000,000 Make-Whole Bonus was deemed earned by Mr. Eyler on December 4, 2018.  For Mr. Phillips, the amount reported as bonus in 2018 is comprised of a $100,000 special bonus awarded to Mr. Phillips for his efforts as Interim Chief Human Resources Officer of the Company during the year.  For Ms. Brentano, the amount reported as bonus in 2018 is comprised of $100,000 as a sign-on bonus to entice Ms. Brentano to join the Company.

Grants of Plan-Based Awards in 2018

The following table provides information about equity and non-equity awards granted to the NEOs in 2018.  All equity awards were made under the 2013 Equity Incentive Plan.

		Estimated Possible Payouts Under Non- Equity Incentive Plan Awards (4)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or	Grant Date Fair Value of Stock and Option
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Units (#)	Awards ($)(5)
Phillip M. Eyler	N/A	375,000	750,000	1,500,000	—	—	—	—	—
Barry G. Steele	06/11/2018(1)	—	—	—	2,683	5,366	10,732	—	256,441
	06/11/2018(2)	—	—	—	2,684	5,367	10,734	—	199,813
	06/11/2018(3)	—	—	—	—	—	—	7,156	266,418
	N/A	120,510	241,020	482,040	—	—	—	—	—
Frithjof R. Oldorff	06/11/2018(1)	—	—	—	3,093	6,192	12,384	—	295,916
	06/11/2018(2)	—	—	—	3,097	6,193	12,386	—	230,565
	06/11/2018(3)	—	—	—	—	—	—	8,257	307,408
	N/A	117,352	234,705	469,409	—	—	—	—	—
Kenneth J. Phillips	06/11/2018(1)	—	—	—	2,683	5,366	10,732	—	256,441
	06/11/2018(2)	—	—	—	2,684	5,367	10,734	—	199,813
	06/11/2018(3)	—	—	—	—	—	—	7,156	266,418
	N/A	101,083	202,165	404,330	—	—	—	—	—
Yijing Brentano	06/11/2018(1)	—	—	—	1,651	3,302	6,604	—	157,803
	06/11/2018(2)	—	—	—	1,652	3,303	6,606	—	122,971
	06/11/2018(3)	—	—	—	—	—	—	4,403	163,924
	N/A	83,750	167,500	335,000	—	—	—	—	—

────────────────────

(1)	PSUs that vest based on relative TSR.
(2)	PSUs that vest based on ROIC.
(3)	Time vested RSUs.
(4)

Represents bonuses under the Company’s 2018 Bonus Plan. Actual bonuses earned in 2018 are disclosed in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table for 2018, except Mr. Steele’s earned bonus is included in the “All Other Compensation” column due to the Steele Contract relating to his separation.  Ms. Brentano’s bonus reflects proration based on her start date in February 2018.

(5)

The PSUs granted on June 11, 2018 that vest based on relative TSR had a grant-date fair value of $47.79 per target share, as computed under FASB ASC Topic 718 using a Monte Carlo simulation.  The PSUs granted on June 11, 2018 that vest based on ROIC, and the RSUs granted on June 11, 2018 that are time-vested, have a grant-date fair value of $37.23 per share (per target share, with respect to ROIC-based PSUs), which was the closing price of our common stock as quoted on Nasdaq on the grant date.  See Note 2 to the Summary Compensation Table for 2018.

Narrative Discussion of Grants of Plan-Based Awards in 2018

PSUs – Relative TSR.  These PSUs awarded on June 11, 2018 will be earned and vest based upon relative TSR, defined as stock price appreciation plus reinvested dividends, versus a custom comparator group at the end of three years, provided such person’s employment is continuing on each such earning and vesting date.  The relative TSR PSUs are earned from 50% to 200% of target based on actual performance, which thereafter represents the right to receive one share of the Company’s common stock for each PSU.

PSUs – ROIC.  These PSUs awarded on June 11, 2018 will be earned and vest based upon ROIC measured in fiscal year 2020, provided such person’s employment is continuing on each such earning and vesting date.  The ROIC PSUs are earned from 50% to 200% of target based on actual performance, which thereafter represents the right to receive one share of the Company’s common stock for each PSU.

Time-Vested RSUs.  The time-vested RSUs awarded on June 11, 2018 vest in three equal installments on the first through third anniversaries of the date of grant, provided such person’s employment is continuing on each such vesting date. Each time-vested RSU represents the right to receive one share of the Company’s common stock upon vesting.

Outstanding Equity Awards at December 31, 2018

The following table presents information on the unexercised option awards and unvested stock awards held by the named executive officers as of December 31, 2018.

					Stock Awards
		Option Awards				Number of Shares or Units of Stock	Market Value of Shares or Units of	Equity Incentive Plan Awards: Number of Unearned	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or
		Number of Securities Underlying Unexercised Options (#)		Option Exercise	Option Expiration	That Have Not Vested	Stock That Have Not Vested	Shares, Units or Other Rights That Have Not Vested	Other Rights That Have Not Vested
Name	Grant Date	Exercisable	Unexercisable	Price ($)	Date	(#)	($)(5)	(#)(6)	($)(5)
Phillip M. Eyler	12/4/2017(2)(3)	—	212,500	35.50	12/04/2021	20,000	799,600	—	—
Barry G. Steele(1)	2/18/2015(2)	30,000	—	41.69	5/16/2019	—	—	—	—
	2/24/2016(2)	22,500	7,500	40.64	5/16/2019	—	—	—	—
	2/22/2017(2)	18,000	27,000	38.05	5/16/2019	—	—	—	—
	Various(3)	—	—	—	—	7,500	299,850	—	—
	6/11/2018(4)	—	—	—	—	7,156	286,097	10,733	429,105
Frithjof R. Oldorff	2/18/2015(2)	22,500	7,500	41.69	2/18/2022	—	—	—	—
	2/24/2016(2)	15,000	15,000	40.64	2/24/2023	—	—	—	—
	2/22/2017(2)	9,000	36,000	38.05	2/22/2024	—	—	—	—
	Various(3)	—	—	—	—	25,448	1,017,411	—	—
	6/11/2018(4)	—	—	—	—	8,257	330,115	12,385	495,152
Kenneth J. Phillips	2/18/2015(2)	22,500	7,500	41.69	2/18/2022	—	—	—	—
	2/24/2016(2)	15,000	15,000	40.64	2/24/2023	—	—	—	—
	2/22/2017(2)	—	36,000	38.05	2/22/2024	—	—	—	—
	Various(3)	—	—	—	—	24,042	961,199	—	—
	6/11/2018(4)	—	—	—	—	7,156	286,097	10,733	429,105
Yijing Brentano	6/11/2018(4)	—	—	—	—	4,403	176,032	6,605	264,068

────────────────────

(1)

On December 11, 2018, Mr. Steele and the Company entered into a Separation Agreement concerning Mr. Steele’s eventual departure from the Company.  In accordance with the terms of the Separation Agreement, upon the public announcement that Mr. Steele would no longer serve as Chief Financial Officer of Gentherm, which announcement occurred on December 12, 2018, the incentive equity held by Mr. Steele that was scheduled to vest on or before April 3, 2019 was automatically vested as of the date of such announcement.  The equity that vested as of the announcement date pursuant to the foregoing provision consisted of 24,000 options and 16,481 shares of restricted stock.  Mr. Steele has 90 days after his last date of employment, which was February 15, 2019, to exercise his vested options; consequently, the option expiration date for all of Mr. Steele’s options is shown as May 16, 2019 in the above table.

(2)

Outstanding stock options held by the NEOs vest in four equal installments on the first through fourth anniversaries of the date of grant, except for the stock options held by the NEOs that were granted on February 22, 2017, which stock options vest in five equal installments on the first through fifth anniversaries of the date of grant, in each case provided such person’s employment is continuing on each such vesting date.

(3)

Outstanding restricted stock held by the NEOs as of December 31, 2018 vests, or has vested, as follows, provided that future vesting requires such person to be continuously employed through and including each such vesting date (as Mr. Steele’s employment with the Company terminated on February 15, 2019, the unvested restricted stock he held on December 31, 2018 that was scheduled to vest after February 15, 2019, as included in the tables above and below, was forfeited):

	February 24,	February 22,			April 3,	December 4,
Name	2019	2019	2020	2021	2019	2020	2021
Phillip M. Eyler	—	—	—	—	—	10,000	10,000
Barry G. Steele	—	—	3,750	3,750	—	—	—
Frithjof Oldorff	3,333	3,750	3,750	3,750	10,865	—	—
Kenneth J. Phillips	3,333	3,750	3,750	3,750	9,459	—	—

(4)

Outstanding RSUs held by the NEOs as of December 31, 2018 vest as follows, provided that future vesting requires such person to be continuously employed through and including each such vesting date (as Mr. Steele’s employment with the Company terminated on February 15, 2019, the unvested RSUs he held on December 31, 2018 that were scheduled to vest after February 15, 2019, as included in the tables above and below, were forfeited):

	June 11,
Name	2019	2020	2021
Barry G. Steele	2,386	2,385	2,385
Frithjof Oldorff	2,753	2,752	2,752
Kenneth J. Phillips	2,386	2,385	2,385
Yijing Brentano	1,468	1,468	1,467

(5)	Based on the closing price of our common stock as quoted on Nasdaq on December 31, 2018, which was $39.98.

(6)

Represents outstanding relative TSR and ROIC PSUs with performance conditions that have not yet been satisfied.  The number of PSUs has been calculated for purposes of this table based on the assumption that target performance goals will be achieved for each metric.

Option Exercises and Stock Vested in 2018

The following table provides information on the value realized by the named executive officers on the exercise of option awards and the vesting of stock awards in 2018.  The number of shares acquired and the value realized for each award excludes the payment of any fees, commissions or taxes.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)(3)

Phillip M. Eyler	—	—	10,000		464,000
Barry G. Steele	50,000	832,900	26,897	(2)	1,031,469
Frithjof Oldorff	30,000	779,800	10,416		329,708
Kenneth J. Phillips	59,000	1,054,640	10,416		329,708
Yijing Brentano	—	—	—		—

────────────────────

(1)

Based on the number of stock options (Mr. Steele and Mr. Phillips) or cash-settled SARs (Mr. Oldorff) exercised multiplied by the difference between (A) the purchase price received upon sale of the underlying shares, in the case of options, or the closing price of our common stock as quoted on Nasdaq on the date of exercise, in the case of cash-settled SARs, and (B) the exercise or base price.

(2)

With respect to Mr. Steele, the amount shown in this column includes 16,481 shares of restricted stock that vested in accordance with the Steele Contract.  The Steele Contract provided that, upon the public announcement that Mr. Steele would no longer serve as Chief Financial Officer of Gentherm, which announcement occurred on December 12, 2018, the incentive equity held by Mr. Steele that was scheduled to vest on or before April 3, 2019 was automatically vested as of the date of such announcement.

(3)

Based on the number of shares of restricted stock vested multiplied by the closing price of our common stock as quoted on Nasdaq on the date of vesting (except in certain cases where all or a part of such vested stock was sold on the date of vesting, in which case the actual price received upon sale is used).

Pension Benefits in 2018

The following table provides information related to the German Defined Benefit Plan in 2018.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
Frithjof R. Oldorff	The Gentherm GmbH Deferred Compensation Pension Plan	N/A	1,264,382	—

────────────────────

(1)

Represents the present value of future benefits under the German Defined Benefit Plan for Mr. Oldorff through December 31, 2018.  Valuation assumptions used in determining the projected benefit obligation under the German Defined Benefit Plan are included in Note 10 to the audited financial statements included in our annual report on Form 10-K for the year ended December 31, 2018.  Amounts reported for Mr. Oldorff is owed in Euros but converted to U.S. Dollars based on the exchange rate at December 31, 2018. See “Compensation Discussion and Analysis” for a description of the material terms of the above plan.

Potential Payments Upon Termination or Change in Control

Equity Awards

The Eyler Contract and certain of the Company’s equity compensation plans contemplate acceleration of vesting upon, and exercisability of awards following, specified events.  In addition, certain equity awards of Mr. Steele were accelerated in connection with his separation from the Company and in accordance with the Steele Contract, as further described below.

Eyler Contract.  Under the terms of the Eyler Contract, if Mr. Eyler’s employment is terminated by the Company without “cause”, or by Mr. Eyler for “good reason” (each as defined in the Eyler Contract), Mr. Eyler is entitled to accelerated vesting of (1) any unvested portion of the 212,500 stock options and 30,000 shares of restricted stock granted to him on his hire date and (2) any additional unvested equity awards that are scheduled to vest within 12 months after such termination date.  If such termination occurs within 12 months after a “change in control” (as defined in the Eyler Contract), then Mr. Eyler is also entitled to accelerated vesting of any additional unvested equity awards, regardless of scheduled vesting date.

Equity Compensation Plans.  Outstanding awards of restricted stock, PSUs, RSUs, stock options and cash-settled SARs as of December 31, 2018 were granted under the 2013 Equity Incentive Plan, the 2011 Equity Incentive Plan, the 2006 Equity Incentive Plan and the related award agreements.  In addition:

•

Upon any termination of service, the unvested portion of any restricted stock, PSU, RSU, stock option or SAR award will be immediately terminated or forfeited, unless an agreement to the contrary has been made with the recipient, such as the case for Mr. Eyler under the Eyler Contract.

•

Upon any termination of service other than for “cause” (as determined by the Committee), the vested portion of any stock option or SAR award will be exercisable for a period of 90 days following such termination and, in the case of SARs, will be deemed exercised on the 90th day following such termination, if not otherwise exercised prior to such date; provided, however, that such awards will not be exercisable, or deemed exercised, after their expiration dates.

•	Upon any termination of service for “cause,” the vested portion of any stock option or SAR award will be immediately terminated or forfeited.

Notwithstanding the foregoing, the Committee retains discretionary authority to accelerate the vesting of restricted stock, stock option and SAR awards, in whole or in part, (A) if a termination is due to a participant’s death, permanent disability or retirement, is by the Company or a subsidiary of the Company without cause, or is by agreement of the parties; or (B) upon or in anticipation of a change in control (as defined in the plan).

Value of Acceleration of Unvested Equity Awards at December 31, 2018.  If the Compensation Committee determined to accelerate, in full, the vesting of the unvested portion of outstanding restricted stock, stock option and cash-settled SAR awards held by the named executive officers as of a December 31, 2018 termination event, the named executive officers would receive the benefits set forth in the table below.

Name	Value of Acceleration of Unvested Restricted Stock, PSU and RSU Awards ($)	Value of Acceleration of Unvested Stock Option and Cash- Settled SAR Awards ($)	Total Value of Acceleration of Unvested Equity Awards ($)
Phillip M. Eyler	799,600	952,000	1,751,600
Barry G. Steele (1)	1,015,052	52,110	1,067,162
Frithjof R. Oldorff	1,842,678	69,480	1,912,158
Kenneth J. Phillips	1,676,401	69,480	1,745,881
Yijing Brentano	440,100	—	440,100

(1)

Mr. Steele resigned from the positions of Vice-President Finance, CFO and Treasurer on January 1, 2019 and ceased to be an employee of the Company on February 15, 2019.  The unvested awards shown in this table for Mr. Steele were automatically forfeited upon his employment termination.

Restricted Stock, PSU, and RSU Awards.  The value of such acceleration is calculated as the closing price of our common stock as quoted on Nasdaq on December 31, 2018, $39.98, multiplied by the number of unvested shares of common stock underlying such awards at December 31, 2018.  Each applicable PSU award agreement provides that, in the event of a change in control of the Company, the number of PSUs that will vest will be calculated based on actual performance through the change in control for RSUs based on a stock price or total shareholder return measure, and will be calculated at target for RSUs based on any other measure, including the financial performance of the Corporation.  For purposes of this table, all PSU awards are assumed to be accelerated at target.

Stock Option and Cash-Settled SAR Awards.  The value of such acceleration is calculated as (A) the difference between (i) the closing price of our common stock as quoted on Nasdaq on December 31, 2018, $39.98, and (ii) the exercise or base price of the stock options or cash-settled SARs, (B) multiplied by the number of unvested shares of common stock underlying such awards at December 31, 2018; provided, however, that negative amounts are treated as having zero value.

Employment Agreements

Other than Mr. Eyler and Mr. Oldorff, the NEOs do not have employment agreements.

Mr. Eyler.  The Eyler Contract does not provide for a fixed duration and Mr. Eyler is an at-will employee of the Company.  However, in the event of a termination without “cause” or by Mr. Eyler for “good reason” (each as defined in the Eyler Contract), but not during the 12 months following a change in control of the Company, Mr. Eyler will be entitled to receive a lump sum cash payment of 12 months’ salary, any portion of the Make-Whole Bonuses not paid previously, continued health and welfare benefits for 12 months, a lump sum cash payment equal to one year’s target bonus, a prorated cash bonus for the year of termination (at a minimum of the prorated target bonus), $50,000 for outplacement services and accelerated vesting for all unvested equity in the Company that was scheduled to vest during the 12 months following the date of termination (except that the initial shares of restricted stock and stock options awarded to Mr. Eyler pursuant to the Eyler Contract will vest in full no matter how much time remains for full vesting).  The cash value of the foregoing benefits, excluding the value of accelerated vesting of unvested equity and assuming a termination at December 31, 2018, is approximately $2,600,000.  The foregoing amount includes the $1,000,000 Make-Whole Bonus that was paid to Mr. Eyler on January 31, 2019.

In the event of a termination of Mr. Eyler without “cause” or by Mr. Eyler for “good reason” in the first 12 months following a change in control, the Eyler Contract provides that Mr. Eyler will receive a lump sum cash payment of 24 months’ salary, any portion of the Make-Whole Bonuses not paid previously, continued health and welfare benefits for 24 months, a lump-sum cash payment of two year’s target bonus, a prorated cash bonus for the year of termination (at a minimum of the prorated target bonus), $50,000 for outplacement services and full vesting of all unvested equity he holds at the time of termination.  The cash value of the foregoing benefits, excluding the value of accelerated vesting of unvested equity and assuming a termination at December 31, 2018, is approximately $4,100,000.  The foregoing amount includes the $1,000,000 Make-Whole Bonus that was paid to Mr. Eyler on January 31, 2019.

In addition, see “–Equity Awards” above for the value of accelerated vesting of unvested equity awards held by Mr. Eyler as of December 31, 2018.

Mr. Eyler’s right to receive the foregoing severance is conditioned upon his execution of a general release of claims, which becomes irrevocable, for the benefit of the Company.   Further, during employment and thereafter, Mr. Eyler is subject to confidentiality and non-disparagement requirements.  During employment and for 12 months after the termination of employment, Mr. Eyler also is subject to non-competition and non-solicitation requirements.

Mr. Oldorff.  From January 1, 2015 to July 31, 2015, Mr. Oldorff was party to a Service Agreement with our German subsidiary.  From August 1, 2015 to the date hereof, Mr. Oldorff is party to the Oldorff Contract with the Company, which contemplates payment upon specified termination events.

In the event of any termination of the Oldorff Contract, Mr. Oldorff shall be entitled to specified repatriation benefits (including flights to Germany, freight to Germany of household goods and brokerage commissions on the sale of his U.S. home) estimated to be worth approximately $150,000 in the aggregate, in addition to any earned but not paid compensation and any vested benefits at the time of such termination.  In addition, in the event of any termination of the Oldorff Contract other than a termination for “cause” (as defined therein) or a resignation by Mr. Oldorff, Mr. Oldorff shall be entitled to lump sum severance under the Company’s severance policy in effect at the time of such termination, subject to his execution and delivery of a release agreement in favor of the Company and its officers, directors, affiliates, and representatives.  In addition, see “–Equity Awards” above for the value of accelerated vesting of unvested equity awards held by Mr. Oldorff as of December 31, 2018.

Steele Separation Agreement

On December 11, 2018, the Company and Mr. Steele entered into the Steele Contract. In consideration for Mr. Steele’s valuable assistance in providing transition services to the Company related to the appointment of the new Chief Financial Officer and other factors, the Steele Contract provided for certain payments and benefits to Mr. Steele as of the date of the public announcement and upon Mr. Steele’s final termination of employment.  The public announcement occurred on December 12, 2018, and his last day of employment with the Company was February 15, 2019 (the “Steele Separation Date”).

Pursuant to the Steele Contract, for so long as Mr. Steele remained employed by the Company, he continued to receive his current salary and automobile allowance and continued to be eligible to receive his bonus under the Amended and Restated Gentherm Incorporated Performance Bonus Plan for 2018 (although he was not eligible for a bonus for 2019). In addition, the Steele Contract provided that, effective as of the date of the public announcement, Mr. Steele received (1) payment of all accrued but unused vacation time, (2) immediate vesting of the 9,398 shares of restricted stock granted to Mr. Steele on October 3, 2017 that were scheduled to vest on April 3, 2019 and (3) immediate vesting of the options to purchase 24,000 shares of Company common stock and 7,083 unvested restricted shares of the Company’s common stock that were scheduled to vest during February 2019.  The total value of such awards at the time of acceleration was $763,770.  Mr. Steele has 90 days after the Steele Separation Date to exercise his vested options.

As of the Steele Separation Date, pursuant to the Steele Contract, Mr. Steele received (1) a cash payment of $642,720, the equivalent of one years’ salary and target bonus and (2) $10,000 for outplacement services.  Mr. Steele was also eligible for continued health and welfare benefits for up to one year, which Mr. Steele has declined.

Mr. Steele’s right to receive the foregoing amounts and benefits were conditioned upon his execution of a general release of claims, which becomes irrevocable, for the benefit of the Company.

Any incentive cash or equity compensation paid to Steele remains subject to the Gentherm Incorporated Compensation Clawback Policy. Pursuant to a previously-executed Confidential Information and Inventions Assignment Agreement, (1) during his remaining employment and thereafter Mr. Steele remains subject to confidentiality requirements and (2) Mr. Steele is subject to non-competition and non-solicitation requirements that extend for 12 months following termination of his employment with the Company.

CEO Pay Ratio

Gentherm Employee Pool

Given the profile of our global workforce, in which approximately 88% of our workforce is located in countries with generally low prevailing wages, namely China, Macedonia, Mexico, Ukraine and Vietnam, and approximately 94% of our workforce is located outside of the United States, the factors that influence the level of compensation of our Chief Executive Officer are quite different from the factors that influence a vast majority of our workforce.

We are a global manufacturer with operations in the United States, Germany, Canada, China, Hungary, Japan, Korea, Macedonia, Malta, Mexico, United Kingdom, Ukraine, and Vietnam.  Of these countries, the bulk of our employees are located in countries that have much lower prevailing wages than the United States.  Most of those employees are direct labor workers, meaning they work on our assembly lines or otherwise on the factory floor.

As of December 31, 2018, our employee population was distributed as follows (all numbers are approximate):

China	2,200
Macedonia	1,800
Mexico	5,500
Ukraine	2,000
Vietnam	700
Total of Above Low Prevailing Wage Countries	12,200
All Other Countries	1,700
Total	13,900

Our compensation practices vary from country to country and, within each country, vary according to job title, skill level and other factors; however, a large majority of our factory workers are lower-skilled employees, working in countries having low prevailing wages and paid on an hourly basis.  We believe that we pay market rates to all of our employees in every country in which we do business.  As a vast majority of our employees are located in countries having low prevailing wages, our median employee necessarily is part of that group.

For purposes of the computation below, we selected October 1, 2017 as the measurement date for selecting the “median employee” because such date was within the last three months of 2017, the first year in which this CEO Pay Ratio disclosure was required, and because selection of that date allowed sufficient time to identify the median employee for our 2017 disclosure, given the global scope of our operations.  The rules pertaining to this CEO Pay Ratio disclosure permit us to use that same median employee for up to three years.  However, the median employee we selected on October 1, 2017 has left the Company.  In such event, the disclosure rules permit us to select an employee whose compensation is comparable to the original median employee based on the compensation measures used to select the original median employee.  We revisited the data from October 1, 2017 and we selected a substitute median employee whose compensation was exactly the same as the now-departed median employee.  Due to overtime differentials, as well as the effects of foreign exchange rate fluctuation, the annual total compensation of our median employee for 2018, as converted to United States dollars, was slightly less than the annual total compensation of the median employee of our Company for 2017.

CEO Annual Total Compensation

Mr. Eyler’s annual total compensation for 2018 was $2,401,825.

Pay Ratio

SEC rules for identifying the median employee and calculating the pay ratio allow companies to apply various methodologies and apply various assumptions and, as a result, the pay ratio reported by us may not be comparable to the pay ratio reported by other companies.

For 2018, our last completed fiscal year, the annual total compensation of the median employee of our Company (other than our Chief Executive Officer) was $5,650; consequently, for 2018 the ratio of the annual total compensation of Mr. Eyler, our Chief Executive Officer, to the annual total compensation of our median employee was 425 to 1.

The form and amount of our Chief Executive Officer’s annual total compensation is largely influenced by prevailing compensation practices in the United States, as well as the competitive market for senior executive talent in the United States.  We believe it is useful to understand the relationship between the annual total compensation of our Chief Executive Officer and the annual total compensation of our median employee solely based on full-time employees in the United States.

For 2018, the annual total compensation of such median United States full-time employee (other than our CEO) was $70,966 and the ratio of the 2018 annual total compensation of Mr. Eyler to the total annual total compensation of such United States full-time employee was 34 to 1.

Methodology Used to Determine Median Employee and Annual Total Compensation of Median Employee/CEO

For purposes of the above disclosure, we are required to identify our median employee based on our worldwide workforce, without regard to their location, compensation arrangements or employment status (full-time versus part-time).  Accordingly, to identify our median employee, the methodology and the material assumptions, adjustments and estimates that we used were as follows:  Employment data on every employee in our Company as of October 1, 2017 was gathered by our Human Resources departments at each of our locations.  We annualized the compensation of all employees, included cash bonuses for those employees eligible to receive such amounts, and converted all amounts from each employee’s local currency to U.S. Dollars, but we did not make any cost-of-living adjustments.

With respect to calculating the annual total compensation of the median employee, we identified and calculated the elements of such employee’s compensation for 2018 on the same basis as Mr. Eyler’s annual total compensation included in the Summary Compensation Table in 2018, resulting in annual total compensation in the amount of $5,650.  However, as permitted in the regulations, we elected not to include any personal benefits, such as health care benefits, in computing the annual total compensation of the median employee nor did we include any such personal benefits in computing the annual total compensation of our Chief Executive Officer.  With respect to the annual total compensation of our Chief Executive Officer, we used the amount reported in the “Total” column of our 2018 Summary Compensation Table included in this proxy statement.

RELATED PERSON TRANSACTIONS

Policies and Procedures

Under SEC rules, a related person transaction is any transaction or series of transactions in which the Company or a subsidiary is a participant, the amount involved exceeds $120,000 and a related person has a direct or indirect material interest. A “related person” is a director, officer, nominee for director or a more than 5% shareholder since the beginning of the Company’s last completed fiscal year, and any immediate family member of such person.

The Board has adopted a written policy with respect to proposed related person transactions. In general, all proposed related person transactions must be submitted to the Audit Committee for approval, and only those related person transactions approved by the Audit Committee may be consummated.  If any related party transactions involve compensation, the transaction must also be submitted to the Compensation Committee for approval.  The Audit Committee and, if such transaction involves compensation, the Compensation Committee only approve those transactions that are on terms comparable to, or more beneficial to the Company than, those that could be obtained in arm’s length dealings with an unrelated third party and that are otherwise in the best interests of the Company and its shareholders. If a director sitting on the Audit Committee or the Compensation Committee has any interest in a related person transaction presented to such committee for approval, such director must abstain from the vote on whether to approve the transaction. The policy further requires that all related person transactions be disclosed to the full Board and, to the extent required by SEC rules, in our filings with the SEC.

2018 Related Person Transactions

There were no related person transactions in 2018.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership (as defined in Rule 13d-3 of the Exchange Act) of our common stock as of April 1, 2019 by (A) each of the directors and named executive officers, (B) all of the directors and executive officers as a group, and (C) to our knowledge, beneficial owners of more than 5% of our common stock. As of April 1, 2019, there were 33,653,179 shares of our common stock outstanding.  Unless otherwise indicated and subject to applicable community property laws, each owner has sole voting and investment powers with respect to the securities listed below.

Name of Beneficial Owner	Shares Owned (1)	Right to Acquire (2)	Total	Aggregate Percent of Class
Francois J. Castaing (Director)	19,414	—	19,414	*
Sophie Desormière (Director)	17,928	—	17,928	*
Phillip M. Eyler (Director, President and CEO)	30,000	53,125	83,125	*
Maurice E.P. Gunderson (Director)	19,414	10,000	20,414	*
Yvonne Hao (Director)	8,331	—	8,331	*
Ronald Hundzinski (Director)	9,831	—	9,831	*
Charles Kummeth (Director)	1,682	—	1,682	*
Byron T. Shaw II (Director)	14,374	—	14,374	*
John Stacey (Director)	2,857	—	2,857	*
Barry G. Steele (Former Vice-President Finance, CFO and Treasurer)(3)	41,934	18,000	59,934	*
Frithjof R. Oldorff (President of Automotive Climate and Comfort)	36,876	70,500	107,376	*
Kenneth J. Phillips (Senior Vice-President, General Counsel and Secretary)	21,712	61,500	83,212	*
Yijing Brentano (Senior Vice-President, IR and Corp. Communications)	—	—	—	—
Executive officers and directors as a group (16 persons)	213,085	303,875	516,960	1.5%
BlackRock, Inc.(3) 55 East 52nd Street New York, NY 10055	5,123,843	—	5,123,843	15.2%
The Vanguard Group(4) 100 Vanguard Blvd. Malvern, PA 19355	3,533,497	—	3,533,497	10.5%
T. Rowe Price Associates, Inc.(5) 100 E. Pratt Street Baltimore, MD 21202	2,235,309	—	2,235,309	6.7%
Van Berkom & Associates Inc.(6) 1130 Sherbrooke Street West, Suite 1005 Montreal, Quebec, Canada H3A 2M8	2,068,922	—	2,068,922	6.1%
Fuller & Thaler Asset Management, Inc.(7) 411 Borel Ave., Suite 300 San Mateo, CA 94402	1,759,645	—	1,759,645	5.2%

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*	Less than one percent.
(1)

Amounts include the following number of unvested shares of restricted stock as of April 1, 2019: Directors Castaing, Desormière, Hao, Hundzinski, Gunderson, Shaw and Stacey: 2,857 shares each; Director Kummeth, 1,682 shares; Mr. Eyler, 20,000 shares; Mr. Oldorff, 18,365 shares; Mr. Phillips, 16,959 shares; and all executive officers and directors as a group, 101,318 shares.

(2)

Amounts reflect the number of shares that such holder could acquire through the exercise of stock options within 60 days of April 1, 2019.  No unvested RSUs are scheduled to vest within 60 days of April 1, 2019.  For Mr. Steele, his last day of employment with the Company was February 15, 2019 and he has the right to exercise options to acquire the shares shown in this column during the 90-day period following his employment termination.

(3)

Mr. Steele resigned from the positions of Vice-President Finance, CFO and Treasurer on January 1, 2019 and ceased to be an employee of the Company on February 15, 2019.  The beneficial ownership information shown for Mr. Steele is based on the most recent filing made by Mr. Steele with the SEC and other information known to the Company, such as information regarding restricted stock that was forfeited and stock option exercises consummated by Mr. Steele.

(3)

Based on Schedule 13G/A filed with the SEC on January 28, 2019.  This report includes holdings of various subsidiaries of the holding company. BlackRock, Inc. has sole power to vote 5,028,002 shares and sole power to dispose 5,123,843 shares.

(4)

Based on Schedule 13G/A filed with the SEC on February 11, 2019.  This report includes holdings of various subsidiaries of the holding company.  The Vanguard Group, Inc. has sole power to vote 34,613 shares, shared power to vote 8,326 shares, sole power to dispose 3,494,364 shares and shared power to dispose 39,133 shares.

(5)	Based on Schedule 13G/A filed with the SEC on January 10, 2019. T. Rowe Price Associates, Inc. has sole power to vote 434,860 shares and sole power to dispose 2,235,309 shares.
(6)	Based on Schedule 13G filed with the SEC on February 11, 2019.
(7)	Based on Schedule 13G/A filed with the SEC on February 14, 2019. Fuller & Thaler Asset Management, Inc. has sole power to vote 1,722,240 shares and sole power to dispose 1,759,645 shares.

AUDIT COMMITTEE REPORT

The Board has determined that each member of the Audit Committee is independent under the applicable rules and regulations of Nasdaq and the SEC. The Committee operates under a written charter approved by the Board, which is reviewed annually by the Committee and the Board, and is posted on the Company’s website, www.gentherm.com, under the “Investor Relations – Corporate Governance” tab.

As described more fully in its charter, the purpose of the Audit Committee is to assist the Board in its general oversight of the Company’s financial reporting and internal control functions, to review our reports filed with or furnished to the SEC that include financial statements or results, to monitor compliance with significant legal and regulatory requirements and other risks related to financial reporting and internal control, and the Committee is directly responsible for the appointment, retention, compensation and oversight of the work of our independent registered public accounting firm, currently Grant Thornton. See “Audit Committee Matters” below for a description of the Committee’s pre-approval policies regarding Grant Thornton’s services. The Committee further has the authority to engage independent advisors as it determines appropriate, apart from counsel or advisors hired by management. Management has the primary responsibility for the preparation, presentation and integrity of the Company’s financial statements, accounting and financial reporting principles, internal controls and compliance with applicable laws and regulations. Grant Thornton is responsible for performing an independent audit of the Company’s consolidated financial statements and the effectiveness of the Company’s internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (U.S.) (“PCAOB”) and for expressing their opinions thereon.

Relating to the Company’s financial statements for 2018, among other matters, the Audit Committee:

•	Reviewed and discussed with management and Grant Thornton the unaudited quarterly financial statements included in Form 10-Qs filed with the SEC.
•	Reviewed and discussed with Grant Thornton the overall scope and plans for its audit for 2018.
•

Reviewed and discussed with management and Grant Thornton the audited consolidated financial statements, and Grant Thornton’s opinion thereon, included in the Form 10-K for 2018 filed with the SEC and the 2018 annual report delivered to shareholders.

•	Reviewed and discussed with management its significant accounting policies and key judgments.
•

Reviewed and discussed with management its assessment and report, and reviewed and discussed with Grant Thornton its opinion, on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2018.

•	Discussed with Grant Thornton the matters required to be discussed by the Statement on Auditing Standard No. 1301 (Communications With Audit Committees).
•

Received the written disclosures and the letter from Grant Thornton required by the applicable requirements of the PCAOB regarding Grant Thornton’s communications with the Committee concerning independence, and discussed with Grant Thornton its independence with respect to the Company, including any relationships which may impact its objectivity and independence and whether the provision of specified non-audit services is compatible with the auditors’ independence under current guidelines.

Based on the foregoing, the Audit Committee recommended to the Board that the audited consolidated financial statements of the Company be included in the Company’s annual report on Form 10-K for 2018, which was filed with the SEC on February 26, 2019.

Submitted by the Audit Committee:

Ronald Hundzinski, Chairperson

Maurice Gunderson

Yvonne Hao

Charles Kummeth

AUDIT COMMITTEE MATTERS

Pre-Approval Policies and Procedures

It is the Audit Committee’s policy and practice to review and approve in advance all services, audit and non-audit, to be rendered by the Company’s independent registered public accounting firm.  In pre-approving such services, the Committee must consider whether the provision of services is consistent with maintaining the independence of the Company’s independent registered public accounting firm.  The Committee does not delegate this responsibility (or any other Committee function) to Company management, except that the Chief Financial Officer has been delegated permission to commit up to $50,000 between Committee meetings for audit-related services only, which must be reported to the Audit Committee no later than the next scheduled Committee meeting.  If a product or service arises that has not been pre-approved by the Committee, the Committee has delegated to the Chairperson of the Committee the authority to consider and pre-approve any such product or service between regular meetings of the Committee. Any interim approvals granted by the Chairperson of the Committee are reported to the entire Committee at its next regularly scheduled meeting.

Grant Thornton Fees

The following table sets forth the fees we were billed for audit and other services provided by Grant Thornton in 2018 and 2017. All of the services described below were approved in conformity with the Audit Committee’s pre-approval policies and procedures described above.

	2018 ($)	2017 ($)
Audit Fees(1)	1,904,644	2,278,000
Audit-Related Fees(2)	26,841	135,000
Tax Fees(3)	35,681	30,000
All Other Fees(4)	2,984	3,000
Total Fees	1,970,150	2,446,000

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(1)

Audit fees in 2018 and 2017 consisted of fees related to the annual audit of our financial statements, the audit of the effectiveness of internal control over financial reporting, the review of quarterly financial statements and for services provided in connection with statutory and regulatory filings or engagements.

(2)

Audit-related fees in 2018 consisted of fees related to the audits of our 401(k) Plan and our subsidiary’s Canadian pension plan. Audit-related fees in 2017 consisted of an opening balance sheet audit of a company we acquired, Etratech, and fees related to the audits of our 401(k) retirement savings plan and our subsidiary’s Canadian pension plan.

(3)	Tax fees in 2018 and 2017 consisted of fees related to tax returns in Korea and Mexico and tax filings related to our employee benefit plans.
(4)	All other fees in 2018 and 2017 consisted of fees related to the calculation of certain financial covenants of our China subsidiary associated with an outstanding debt obligation of that entity.

PROPOSAL NO. 2—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2019

In accordance with applicable law, the Audit Committee has ultimate authority and responsibility to appoint, compensate, evaluate and, when appropriate, replace our independent registered public accounting firm. In 2019, the Committee reappointed Grant Thornton to be our independent registered public accounting firm for the year ending December 31, 2019. See “Audit Committee Report” and “Audit Committee Matters” for additional information on Grant Thornton’s services provided to us in 2018.

As the Audit Committee has responsibility for the appointment of our independent registered public accounting firm, your ratification of the appointment of Grant Thornton is not necessary. However, the Committee will take your vote on this proposal into consideration when appointing our independent registered public accounting firm in the future. Even if the shareholders ratify the appointment of Grant Thornton, the Committee may in its sole discretion terminate the engagement of Grant Thornton and direct the appointment of another independent auditor at any time during the year, although it has no current intent to do so.

Representatives of Grant Thornton will attend the annual meeting, will have the opportunity to make a statement, if they desire to do so, and will be available to answer appropriate questions from shareholders.

The Board recommends that you vote FOR the ratification of the Audit Committee’s appointment of Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2019.

PROPOSAL NO. 3—ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

The Board proposes that shareholders provide advisory (non-binding) approval of the compensation of our named executive officers, as disclosed in this proxy statement in accordance with SEC rules, commonly known as a “say-on-pay” proposal. We recognize the interest our shareholders have in the compensation of our executives and we are providing this advisory proposal in recognition of that interest and as required by Section 14 of the Exchange Act.

In a non-binding advisory vote on the frequency of the say-on-pay proposal held at our 2017 annual meeting of shareholders, a majority of shareholders voted in favor of holding say-on-pay votes annually. In light of this result and other factors considered by the Board, the Board determined that the Company would hold advisory say-on-pay votes on an annual basis until the next required advisory vote on such frequency, which must be held no later than 2023.

As described in detail under the heading “Compensation Discussion and Analysis,” our compensation program is designed to attract, motivate, and retain our named executive officers who are critical to our success, and to ensure alignment of the interests of such persons with our shareholders. Under this program, our named executive officers are rewarded for their service to the Company, the achievement of specific performance goals and the realization of increased shareholder value. We believe our compensation programs also are structured appropriately to support our business objectives, as well as to support our culture. The Compensation Committee regularly reviews the compensation programs for our named executive officers to ensure the fulfillment of our compensation philosophy and goals.

Please read the “Compensation Discussion and Analysis,” beginning on page 20, and the “Named Executive Officer Compensation Tables,” beginning on page 34, for additional details about our named executive officer compensation program, including information related to the compensation determinations for 2018.

We are asking our shareholders to indicate their support for our named executive officer compensation as described in this proxy statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we will ask our shareholders to vote “FOR” the following resolution at the 2019 annual meeting:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s proxy statement for the 2019 annual meeting of shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure.”

The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or the Board. We value the opinions of our shareholders and to the extent there is any significant vote against the compensation of our named executive officers as disclosed in this proxy statement, we will consider our shareholders’ concerns and the Committee will evaluate whether any actions are necessary to address those concerns.

The Board recommends a vote FOR the approval of the compensation of our named executive officers, as disclosed in this proxy statement pursuant to the rules of the SEC.

ADDITIONAL INFORMATION

Equity Compensation Plans

The following table sets forth certain information as of December 31, 2018 concerning our equity compensation plans:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	1,998,546	(1)	$38.53	(2)	1,567,594	(3)
Equity compensation plans not approved by security holders	—		—		—
Total	1,998,546		$38.53		1,567,594

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(1)

Consists of the following: (A) outstanding options for 1,634,750 shares of common stock under the 2013 Equity Incentive Plan; (B) outstanding options for 18,250 shares of common stock under the 2006 Equity Incentive Plan; (C) 86,392 shares reserved for issuance upon vesting of RSUs issued under the 2013 Equity Incentive Plan; and (D) 259,154 shares reserved for issuance upon vesting of PSUs under the 2013 Equity Incentive Plan (the maximum number of shares issuable upon the vesting of such PSUs has been reserved by this amount, the actual number of shares issuable will be determined at the time of vesting and could be less).

(2)	Excludes RSUs and PSUs, which have no exercise price.
(3)

Consists of shares of common stock that may be issued pursuant to stock options, stock appreciation rights, restricted stock, restricted stock units, performance share awards and other stock-based awards under the 2013 Equity Incentive Plan; provided, however, that to the extent awards are made in the form of full-value shares, such as restricted stock, the number of shares available for future issuance has been reduced by 1.85 multiplied by the number of shares awarded.  For purposes of this calculation, PSUs are assumed to be issuable at the maximum award amount.  No additional shares may be issued pursuant to awards under the 2011 Equity Incentive Plan, the 2006 Equity Incentive Plan, or any other equity incentive plan besides the 2013 Equity Incentive Plan.

As of December 31, 2018, there were 136,566 shares of unvested, restricted stock awards outstanding.  The number of shares issued during 2018, 2017 and 2016 in the form of restricted stock were 21,681, 237,542 and 141,784, respectively.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, our executive officers and persons who beneficially own more than 10% of a registered class of our equity securities (“insiders”) to file reports with the SEC regarding their pecuniary interest in our equity securities and any changes thereto, and to furnish copies of these reports to us. Based on our review of the insiders’ forms furnished to us or filed with the SEC and representations made by the directors and applicable executive officers, one report on Form 4 reporting the sale of shares of our common stock was filed one day late by Barry Steele, Vice-President of Finance, Chief Financial Officer and Treasurer; otherwise, no insider failed to file on a timely basis a Section 16(a) report in 2018.

Solicitation by Board; Expenses

We will bear the entire cost of preparing, assembling, and mailing the proxy materials. We may supplement our solicitation of proxies by mail with telephone, e-mail or personal solicitation by our officers or other regular employees. In such case, we would expect our Chief Executive Officer and/or Chief Financial Officer to oversee such supplemental solicitation. We will not pay any additional compensation to any of our employees for their supplemental solicitation services. We have requested banks, brokers and other nominees to forward the proxy materials to, and to obtain proxies from, the beneficial owners and we will reimburse such record holders for their reasonable out-of-pocket expenses in doing so upon request.

Requirements for Submission of Shareholder Proposals and Nominations for 2020 Annual Meeting

Under SEC rules, if a shareholder wants us to include a proposal in our proxy statement and form of proxy for presentation at our 2020 annual meeting of shareholders (pursuant to Rule 14a-8 of the Exchange Act), the proposal must be received by us at our principal executive offices (Corporate Secretary, Gentherm Incorporated, 21680 Haggerty Road, Northville, MI 48167) by the close of business on December 17, 2019.  As the rules of the SEC make clear, simply submitting a proposal does not guarantee that it will be included.

Any shareholder director nomination or proposal of other business intended to be presented for consideration at the 2020 annual meeting, but not intended to be considered for inclusion in our proxy statement and form of proxy relating to such meeting (i.e. not pursuant to Rule 14a-8 of the Exchange Act), must be received by us at the address stated above not less than 90 days and not more than 120 days before the first anniversary of the date of the 2019 annual meeting. Therefore, such notice must be received between January 16, 2020 and the close of business on February 15, 2020 to be considered timely. However, if our 2020 annual meeting occurs more than 30 days before or 60 days after May 16, 2020, we must receive nominations or proposals (A) not later than the close of business on the later of the 90th day prior to the date of the 2020 annual meeting or the 10th day following the day on which public announcement is made of the date of the 2020 annual meeting, and (B) not earlier than the 120th day prior to the 2020 annual meeting.

The above-mentioned proposals must also be in compliance with our Bylaws and the proxy solicitation rules of the SEC and Nasdaq, including but not limited to the information requirements set forth in our Bylaws. We reserve the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with the foregoing and other applicable requirements.

Householding

The Company has elected to send a single copy of its annual report and this proxy statement to any household at which two or more shareholders reside unless one of the shareholders at such address provides notice that he or she desires to receive individual copies.  This “householding” practice reduces the Company’s printing and postage costs.  Shareholders may request to discontinue or re-start householding, or request a separate copy of the 2018 annual report and 2019 proxy statement, as follows:

•	If you hold your common shares through a bank, broker or other nominee, you should contact such record holder directly.
•	If you are a shareholder of record, you should contact Computershare, P.O. Box 30170, College Station, TX 77842-3170 or (800) 962-4284.

The Company undertakes to deliver promptly, upon written or oral request, a separate copy of such materials to a shareholder that previously elected to receive a single copy of materials with one or more other shareholders.

Availability of 2018 Annual Report to Shareholders

SEC rules require us to provide a copy of our 2018 annual report to shareholders who receive this proxy statement. Our 2018 annual report to shareholders includes our annual report on Form 10-K for the year ended December 31, 2018 (including certain exhibits). We will also provide copies of our 2018 annual report to shareholders, and to brokers, dealers, banks, voting trustees and their nominees for the benefit of beneficial owners. Additional copies of the 2018 annual report to shareholders (excluding certain exhibits or documents incorporated by reference in our annual report on Form 10-K for the year ended December 31, 2018) are available to shareholders at no charge upon written request to: Corporate Secretary, Gentherm Incorporated, 21680 Haggerty Road, Northville, MI 48167 or on our website, www.gentherm.com, under the “Investor Relations – Annual Reports” tab.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on May 16, 2019

The 2019 proxy statement and 2018 annual report are available at www.edocumentview.com/THRM.

Your cooperation in giving this matter your immediate attention and in voting your proxies promptly is appreciated.

By Order of the Board of Directors

Kenneth J. Phillips
Senior Vice-President, General Counsel and Secretary

1 U P X Mark here to vote FOR all nominees 01 - Francois Castaing 02 - Sophie Desormiere 03 - Phillip Eyler 04 - Maurice Gunderson 05 - Yvonne Hao 06 - Ronald Hundzinski 07 - Charles Kummeth 08 - Byron Shaw 09 - John Stacey Mark here to WITHHOLD vote from all nominees For All EXCEPT - To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) below. _____________________________________________________________________ Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. 02ZPNC + + Proposals — The Board of Directors recommend a vote FOR A all the nominees listed and FOR Proposals 2 and 3. 2. Ratification of the appointment of Grant Thornton LLP to act as the Company’s independent registered public accounting firm for the year ended December 31, 2019. 3. Advisory (non-binding) approval of the 2018 compensation of our named executive officers. 1. Election of Directors: For Against Abstain Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below. qIF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q 2019 Annual Meeting Proxy Card For Against Abstain 000004 MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 ENDORSEMENT_LINE______________ SACKPACK_____________ 1234 5678 9012 345 MMMMMMMMM MMMMMMMMMMMMMMM 4 1 0 0 7 9 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND C 1234567890 J N T C123456789 MMMMMMMMMMMM MMMMMMM 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext If no electronic voting, delete QR code and control # Δ ≈ You may vote online or by phone instead of mailing this card. Online Go to www.investorvote.com/THRM or scan the QR code — login details are located in the shaded bar below. Save paper, time and money! Sign up for electronic delivery at www.investorvote.com/THRM Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Votes submitted electronically must be received by 1:00am, (Eastern Time), on May 16, 2019. Your vote matters – here’s how to vote!

Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.investorvote.com/THRM Notice of 2019 Annual Meeting of Shareholders Proxy Solicited by Board of Directors for Annual Meeting — May 16, 2019 Phillip Eyler and Matteo Anversa, or either of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned as proxies, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of Gentherm Incorporated to be held on May 16, 2019 or at any postponement or adjournment thereof. Shares represented by this proxy will be voted as directed by the shareholder. If no such directions are indicated, this proxy will be voted FOR the election of the nominees in Proposal 1 and FOR Proposals 2 and 3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side) GENTHERM INCORPORATED qIF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q Change of Address — Please print new address below. Comments — Please print your comments below. C Non-Voting Items + + Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders. The material is available at: www.investorvote.com/THRM